                                                                       EXHIBIT 2

                           STOCK PURCHASE AGREEMENT

                                    BETWEEN

                              PECO ENERGY COMPANY

                                      AND

                        DELMARVA POWER & LIGHT COMPANY



                                 May 24, 1994

                         TABLE OF CONTENTS


                                                              Page
                                                              ----
ARTICLE I...................................................    1

     1.1.  The Sale.........................................    1
     1.2.  Consideration....................................    2
     1.3.  Calculation of Adjustments.......................    2
     1.4.  Payment of Adjustment to Purchase Price..........    6

ARTICLE II..................................................    7

     2.1.  Time and Place of Closing........................    7
     2.2.  Deliveries by PECO Energy........................    8
     2.3.  Deliveries by the Buyer..........................    8

ARTICLE III.................................................    9

     3.1.  Organization; Qualification......................    9
     3.2.  The Company's Capitalization.....................   11
     3.3.  Title to Stock...................................   11
     3.4.  Authority Relative to this Agreement.............   12
     3.5.  Consents and Approvals; No Violation.............   13
     3.6.  Reports..........................................   16
     3.7.  Financial Statements.............................   17
     3.8.  Undisclosed Liabilities..........................   18
     3.9.  Absence of Certain Changes or Events.............   18
     3.10. Title and Related Matters........................   20
     3.11. Leases...........................................   21
     3.12. Insurance........................................   21
     3.13. Environmental Matters............................   22
     3.14. Labor Matters....................................   27
     3.15. ERISA; Benefit Plans.............................   28
     3.16. Certain Contracts and Arrangements...............   31
     3.17. Legal Proceedings, etc...........................   32
     3.18. Permits..........................................   33
     3.19. Regulation as a Utility..........................   34
     3.20. Taxes............................................   35
     3.21. Disclosure.......................................   38


ARTICLE IV..................................................   39

     4.1.  Organization.....................................   39
     4.2.  Authority Relative to this Agreement.............   39

                                                              Page
                                                              ----
     4.3.  Consents and Approvals; No Violation.............   40
     4.4.  Regulation as a Utility..........................   43
     4.5.  Acquisition of Stock for Investment..............   43
     4.6.  Financing........................................   44

ARTICLE V...................................................   44

     5.1.  Conduct of Business of the Company...............   44
     5.2.  Access to Information............................   50
     5.3.  Expenses.........................................   52
     5.4.  Further Assurances...............................   52
     5.5.  Public Statements................................   53
     5.6.  Consents and Approvals...........................   54
     5.7.  Fees and Commissions.............................   56
     5.8.  Sales and Transfer Taxes.........................   57
     5.9.  Supplements to Schedules.........................   57
     5.10. Employees........................................   58
     5.11. No Negotiations..................................   66
     5.12. Post-Closing Assistance..........................   67
     5.13. Record Retention Procedures......................   68
     5.14. Section 338(h)(10) Election......................   69
     5.15. Other Tax Matters................................   70
     5.16. Transfer of Certain Assets, Properties and
             Other Items....................................   71
     5.17. Termination of Tax Sharing Agreements............   72
     5.18. Power Purchase Arrangements......................   73

ARTICLE VI..................................................   73

     6.1.  Conditions to Each Party's Obligations to
             Effect the Transactions Contemplated
             Hereby.........................................   73
     6.2.  Conditions to Obligations of the Buyer...........   75
     6.3.  Conditions to Obligations of PECO Energy.........   79

ARTICLE VII.................................................   82

     7.1.  Termination......................................   82
     7.2.  Procedure and Effect of Termination..............   84

ARTICLE VIII................................................   85

     8.1.  Indemnification..................................   85
     8.2.  Defense of Claims................................   88

                                                             Page
                                                             ----
     8.3.  Tax Indemnification..............................   93
     8.4.  Tax Exclusivity..................................  103

ARTICLE IX..................................................  103

     9.1.  Amendment and Modification.......................  104
     9.2.  Waiver of Compliance; Consents...................  104
     9.3.  Survival of Representations and Warranties.......  104
     9.4.  Indemnification and Adjustment Payments..........  105
     9.5.  Notices..........................................  105
     9.6.  Assignment.......................................  107
     9.7.  Governing Law....................................  107
     9.8.  Counterparts.....................................  107
     9.9.  Interpretation...................................  107
     9.10. Entire Agreement.................................  110
     9.11. No Third Party Beneficiary Rights................  110

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     STOCK PURCHASE AGREEMENT, dated as of May 24, 1994, between PECO Energy Company, a Pennsylvania corporation ("PECO Energy"), and Delmarva Power & Light Company, a Delaware and Virginia corporation (the "Buyer").

     WHEREAS, the Buyer desires to purchase, and PECO Energy desires to sell, all of the outstanding common stock (the "Company Common Stock") of the Conowingo Power Company, a Maryland corporation (the "Company") upon the terms and conditions hereinafter set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                       SALE OF STOCK AND TERMS OF PAYMENT
                       ----------------------------------

     1.1. The Sale.  Upon the terms and subject to the satisfaction of the
          ---------
conditions contained in this Agreement, at the Closing (as hereinafter defined) PECO Energy will sell, assign, transfer and deliver to the

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Buyer, and the Buyer will purchase and acquire from  PECO Energy, the Company
Common Stock.

     1.2. Consideration. (a)  Upon the terms and subject to the satisfaction of
          -------------
the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Company Common Stock, at the Closing the Buyer will pay or cause to be paid to PECO Energy an amount equal to $150,000,000.00 (the "Purchase Price") on the Closing Date (as hereinafter defined).

     (b) on the 90th day after the Closing Date (the "Adjustment Date"), the Purchase Price will be increased or decreased by the sum of the adjustments set forth on Annex 1 hereto (the "Adjustment Amount").

     (c) The Buyer will pay the Purchase Price by delivery of funds which are immediately available or, upon the mutual agreement of the parties hereto, in a combination of immediately available funds and assets of the Buyer.

     1.3.  Calculation of Adjustments.  (a) As promptly as practicable after the
           ---------------------------
Closing Date, PECO Energy will deliver to the Buyer a copy of a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet"), together with PECO Energy's calculation of the Adjustment Amount. The parties hereto agree that the closing Balance Sheet will be prepared in accordance with generally accepted accounting principles on a basis consistent with the presentations in the Company Balance Sheet and the Company's 1993, 1992 and 1991 balance sheets, respectively (such presentation is referred to herein as the "PECO Energy Closing Balance Sheet Preparation Method.")

     (b) Within twenty business days after the Buyer's receipt of the Closing Balance Sheet, the Buyer will provide PECO Energy with written notice indicating whether the Buyer agrees or disagrees with PECO Energy's calculation of the Adjustment Amount. If the Buyer agrees with PECO Energy's calculation of the Adjustment Amount, or if the Buyer fails to deliver to PECO Energy such written notice within such 20-day period, PECO Energy's calculation of the Adjustment Amount will be deemed to be conclusive, final and binding on the parties to this Agreement.

     (c) Within five business days after PECO Energy's receipt of any notice of the Buyer's disagreement with PECO Energy's calculation of the Adjustment Amount, PECO Energy and the Buyer will begin good faith negotiations to resolve such disagreement. If PECO Energy and the Buyer are able to resolve such disagreement within ten business days after such negotiations begin, PECO

Energy's calculation of the Adjustment Amount will be adjusted accordingly to reflect such resolution and, as adjusted, will be deemed to be conclusive, final and binding on the parties to this Agreement. If PECO Energy and the Buyer are unable to resolve such disagreement within ten business days after such negotiations begin, such disagreement will be submitted to a nationally recognized independent auditing firm (other than the regular auditing firms for PECO Energy, any subsidiary thereof or the Buyer) that PECO Energy and the Buyer may agree upon (the "Settlement Auditor") for resolution. PECO Energy and the Buyer will cooperate with the Settlement Auditor and will proceed in good faith to cause the Settlement Auditor to resolve such disagreement on or before the Adjustment Date. The fees of the Settlement Auditor shall be borne by PECO Energy and the Buyer with each party bearing a portion of such fees equal to
(i) the total fees multiplied by (ii) a fraction, (A) the numerator of which is the difference between such party's determination of the Adjustment Amount and the Settlement Auditor's determination of the Adjustment Amount and (B) the denominator of which is the difference between PECO Energy's and the Buyer's determination of the Adjustment Amount.

     (d) The Settlement Auditor, in its sole discretion, will determine (i) the nature and extent of the participation by PECO Energy, the Buyer, and their respective independent auditors in connection with the resolution of any disagreement submitted to the Settlement Auditor, (ii) the nature and extent of information that PECO Energy and the Buyer may submit to the Settlement Auditor for consideration in connection with such resolution and (iii) the personnel of the Settlement Auditor who will review such information and resolve such disagreement. All elements of the Adjustment Amount that are disputed by PECO Energy and the Buyer shall be subject to review and recalculation by the Settlement Auditor. In any such calculation of the Adjustment Amount, the Settlement Auditor shall comply with the PECO Energy Closing Balance Sheet Preparation Method. Notwithstanding the foregoing sentence, in any determination of the Adjustment Amount by the Settlement Auditor, the result so obtained shall be no greater or less than the range of amounts proposed by PECO Energy and the Buyer, respectively. The Settlement Auditor's resolution of any such dispute will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, PECO Energy and the Buyer. PECO Energy's calculation of the

Adjustment Amount will be adjusted accordingly to reflect such resolution and, as adjusted, will be deemed to be conclusive, final and binding on the parties to this Agreement.

     (e) From the Closing Date to the Adjustment Date, the Buyer will give to the Settlement Auditor, PECO Energy and their respective representatives such access during ordinary business hours to the records and personnel of the Company as is necessary to prepare the Closing Balance Sheet and the calculation of the Adjustment Amount.

     1.4. Payment of Adjustment to Purchase Price.  On the Adjustment Date, or
          --------------------------------- -----
if the resolution of the calculation of the Adjustment Amount pursuant to
Section 1.3 has not occurred by such date, as soon as is reasonably possible following a conclusive, final and binding determination of the Adjustment Amount pursuant to Section 1.3, but no later than five (5) business days thereafter,
(a) if the Adjustment Amount is payable to the Buyer, then PECO Energy shall pay to the Buyer such amount, and (b) if the Adjustment Amount is payable to PECO Energy, then the Buyer shall pay to PECO Energy such amount. Any such payment shall be made by wire transfer of immediately available funds to such account as shall have been designated in writing by the recipient thereof, with interest on the amount due from the Closing Date to the date of payment at a rate calculated based on a per annum rate computed on the basis of a 365 day year and equal to the average of the high and low bid rates for federal funds on the Closing Date as such bid rates were published in
The Wall Street Journal (Eastern Edition).
- -----------------------

                                   ARTICLE II

                                  THE CLOSING
                                  -----------

     2.1.  Time and Place of Closing.  Upon the terms and subject to the
           -------------------------
satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, at 9:00 A.M. (local time) on the first business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived; or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

     2.2.  Deliveries by PECO Energy.  At the Closing, PECO Energy will deliver
           -------------------------
the following to the Buyer:

     (a) Stock certificates representing all of the Company Common Stock, duly executed in blank or accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to the Buyer good and marketable title to the Company Common Stock;

     (b) The stock book, stock ledger, minute book and corporate seal of the Company;

     (c)  The opinion and certificate contemplated by Section 6.2; and

     (d) Such other documents, instruments and writings as are required to be delivered by PECO Energy at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith or as may be reasonably requested by the Buyer.

     2.3.  Deliveries by the Buyer.  At the Closing, the Buyer will deliver the
           -----------------------
following to PECO  Energy:

     (a) The Purchase Price by (i) interbank transfer of immediately available funds or (ii) such other means as are agreed upon by PECO Energy and the Buyer;

     (b)  The opinion and certificate contemplated by Section 6.3; and

     (c) Such other documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith or as may be reasonably requested by PECO Energy.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF PECO ENERGY
                 ---------------------------------------------

     PECO Energy represents and warrants to the Buyer as follows:

     3.1.  Organization; Qualification.  (a)  PECO Energy is a corporation duly
           ----------------------------
organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power to own and to dispose of the Company Common Stock.

     (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect (as hereinafter defined). Schedule 3.1 sets forth, as of the date of this Agreement, each jurisdiction in which the Company is qualified to do business as a foreign corporation. PECO Energy has heretofore delivered to the Buyer complete and correct copies of the Certificate of Incorporation and Bylaws as currently in effect of the Company.

     The term "Material Adverse Effect" as used in this Agreement, shall mean a material adverse effect on the business, results of operations or financial condition of the Company.

     For purposes of this Agreement, the loss of Employees (as defined in Section 5.10 hereof) pursuant to the Voluntary Retirement Incentive Program ("VRIP") or the Voluntary Separation Incentive Program ("VSIP") is deemed not to be a "Material Adverse Effect."

     (c) The Company does not own the majority of the outstanding voting capital stock or other interest of any corporation, partnership, proprietorship, trust, association or other business organization.

     3.2.  The  Company's  Capitalization.  The authorized capital stock of the
           ------------------------------
Company consists of 100,000 shares of common stock, 51,143 shares of which are issued and outstanding and owned by PECO Energy. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by the Company or PECO Energy (including any right of conversion or exchange under any outstanding security or other instrument) of any capital stock of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

     3.3.  Title to Stock.  PECO  Energy owns the Company Common Stock, free and
           --------------
clear of all pledges, security interests, liens, charges, encumbrances, claims, options or limitations affecting its abilities to vote such shares or to transfer such shares to the

Buyer. At the Closing, the Buyer will acquire good title to the Company Common Stock, free and clear of all pledges, security interests, liens, charges, encumbrances, claims, options or limitations of any nature whatsoever.

     3.4.  Authority Relative to this Agreement.  PECO Energy has full
           ------------------------------------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PECO Energy and no other corporate proceedings on the part of PECO Energy are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PECO Energy, and assuming that this Agreement constitutes a valid and binding agreement of Buyer, subject to the receipt of the PECO Energy Required Regulatory Approvals (as hereinafter defined), and the Buyer Required Regulatory Approvals (as hereinafter defined), constitutes a valid and binding agreement of PECO Energy, enforceable against PECO Energy in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors, rights generally or general principles of equity.

     3.5. Consents and Approvals; No Violation.  (a) Except as set forth in
          ------------------------------------
Schedule 3.5, and other than obtaining the PECO Energy Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by PECO Energy nor the performance by PECO Energy of its obligations under this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of PECO Energy or the Certificate of Incorporation or Bylaws of the Company, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (a) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, in the aggregate, a Material Adverse Effect or (b) for those requirements which become applicable to PECO Energy as a result of the specific regulatory status of the Buyer (or any of its affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, franchise, permit, concession, contract, license, agreement or other instrument or obligation to which PECO Energy or the Company is a party or by which PECO Energy or the Company, or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not have, in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of PECO Energy to perform its obligations under this Agreement; or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its assets, which violation together with all other violations would have a Material Adverse Effect.

     (b) Except as set forth in Schedule 3.5 and except for (i) any required approvals under the Federal Power Act of 1935 (the "Federal Power Act"), (ii)(A) application by PECO Energy to and an order by the Maryland Public Service Commission (the "MPSC") approving the transactions contemplated by this

Agreement and (B) the approval, if required, of the Pennsylvania Public Utility Commission and any municipalities or other local governmental bodies in the State of Maryland and Commonwealth of Pennsylvania, in the case of each of (A) and (B), pursuant to the Public Service Commission Law of Maryland and the Public Utility Code of Pennsylvania, respectively (the "Utility Codes"), (iii) the approval, if required, of the Securities and Exchange Commission
(the "SEC") pursuant to the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"), (iv) the filings by PECO Energy and the Buyer required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (v) all approvals of any governmental authority, including the Federal Energy Regulatory Commission (the "FERC"), with respect to the transactions contemplated by the parties in connection with the Power Purchase Agreement (as defined herein) (the applications, filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "PECO Energy Required Regulatory Approvals"), no declaration, application, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by PECO Energy of the transactions contemplated hereby, other than such declarations, applications, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, in the aggregate, have a Material Adverse Effect.

     3.6. Reports.  Since January 1, 1991, PECO Energy and the Company, pursuant
          -------
to the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the applicable State and Commonwealth public utility laws, the Federal Power Act and the Holding Company Act, have filed or caused to be filed with the SEC, the applicable state or local utility commissions or regulatory bodies, or the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them with respect to the business and operations of the Company under each of the Securities Act, the Exchange Act, the applicable Utility Codes, the Federal Power Act and the Holding Company Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.

     3.7. Financial  Statements.  PECO Energy has previously furnished to the
          ---------------------
Buyer (i) audited balance sheets of the Company as of December 31, 1991, 1992 and 1993, and (ii) the related audited statements of income and retained earnings and changes in financial position of the Company for each of the fiscal years then ended, together with the respective reports thereon of Coopers & Lybrand, the Company's independent auditors. The balance sheet of the Company as of December 31, 1993 is hereinafter referred to as the "Company Balance Sheet." The Company has also furnished an unaudited balance sheet of the Company for the quarter ended March 31, 1994, together with the related unaudited statement of income. Each of the balance sheets included in the financial statements referred to in this Section 3.7 (including the related notes thereto) presents fairly the financial position of the Company as of their respective dates, and the other related statements included therein (including the related notes thereto) present fairly the results of operations and changes in financial position for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

     3.8. Undisclosed Liabilities.  Except as set forth in Schedule 3.8, the
          -----------------------
Company has no liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), which are not accrued or reserved against in the Company Balance Sheet or disclosed in the notes thereto in accordance with generally accepted accounting principles, except those which either were incurred in the ordinary course of business, whether before or after the date of the Company Balance Sheet, or those which in the aggregate would not have a Material Adverse Effect.

     3.9.  Absence of Certain Changes or Events.  Except (i) as set forth in
           ------------------------------------
Schedule 3.9, or in the reports, schedules, registration statements and definitive proxy statements filed by the Company or PECO Energy with respect to the Company since December 31, 1990 (the "PECO Energy SEC Reports") and (ii) as otherwise contemplated by this Agreement, since the date of the Company Balance Sheet there has not been: (a) any Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Company Common Stock, or any redemption or other acquisition by the Company of any shares of capital stock of the Company, or any payment by the Company to PECO Energy; (c) any damage, destruction or casualty losses, whether covered by insurance or not, which, in the aggregate, had a Material Adverse Effect; (d) (i) any increase in the rate or terms of compensation or benefits payable or to become payable by the Company to its directors, officers or employees, except increases occurring in the ordinary course of business and consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases) and except pursuant to the VRIP or the VSIP according to the terms of such programs on the date hereof, (ii) any adoption, amendment or termination of any Company Plan, except any adoption, amendment or termination occurring in the ordinary course of business and consistent with past practice or to comply with any applicable law or regulation or except pursuant to the VRIP or the VSIP;
(e) any entry into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing) or the incurrence of any obligation or liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, by the Company in excess of $250,000, except agreements, commitments, transactions, obligations or liabilities entered into or incurred in the ordinary course of business and consistent with past practice or as contemplated herein; (f) any material change by PECO Energy or the Company, with respect to the Company, in accounting methods, principles or practices except as required by generally accepted accounting principles; (g) any strike, concerted work stoppage or slow-down or any material charges or complaints of unfair labor practices related to the Company filed with any authority; or (h) any written communication to PECO Energy or the Company from any customers or suppliers or agencies regulating the Company which, in the aggregate, would reasonably lead PECO Energy or the Company to expect a Material Adverse Effect therefrom.

     3.10. Title and  Related  Matters.  Schedule 3.10 sets forth all of the
           ---------------------------
real property owned in fee by the Company.  Except as set forth in Schedule
3.10 and except for Permitted Exceptions (as defined in Section 9.9), the Company has good and marketable title to all of the real property listed on
Schedule 3.10 and all other assets which it purports to own that are reflected in the Company Balance Sheet (other than those which have been disposed of since the date thereof in the ordinary course of business), free and clear of all security interests, liens, claims, charges, or other encumbrances. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the real property listed on Schedule 3.10 and to PECO Energy's knowledge, no such proceeding is threatened or contemplated.

     3.11. Leases.  Schedule 3.11 lists, as of the date of this Agreement, all
           ------
real property leases under which the Company is a lessee or lessor and which (i) provide for annual payments of more than $100,000 or (ii) are material to the business, operations or financial condition of the Company. Except as set forth in Schedule 3.11, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Company thereunder; no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default thereunder.

     3.12. Insurance.  Except as set forth in Schedule 3.12, all material
           ---------
policies of fire, liability, workmen's compensation and other forms of insurance owned or held by and insuring the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Such policies are valid, outstanding and enforceable policies and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The insurance policies to which the Company is a party are sufficient for compliance with all material requirements of law and of all material agreements to which the Company is a party. Except as described in Schedule 3.12, as of the date of this Agreement the Company has not been refused any insurance with respect to its assets or operations nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last twelve months.

     3.13.  Environmental Matters.  (a) For purposes of this Section 3.13:
            ---------------------

     (i) "Environmental Law" means any Federal, state or local statute, regulation or ordinance, and any permits and legally binding decisions, orders, directives, rules and regulations of federal, state and local governmental agencies and authorities thereunder, relating to the protection of any water or water vapor, any land, including land surface or subsurface, air, fish, wildlife, biota and all other natural resources, and/or governing the use, storage, treatment, generation, transportation, processing, handling, production, clean-up or disposal of Hazardous Materials.

     (ii) "Hazardous Material", means, without limitation, any flammable, explosive or radioactive material, radon, asbestos, ureaformaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane and any other material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "toxic waste" or "toxic substance" under any provision of the comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. (S) 9601 et seq.), the Resource Conservation
                                             ------
and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Toxic Substances Control Act
                                     ------
(15 U.S.C. (S) 2601 et seq.), or any other applicable Environmental Law or any
                    ------
regulations promulgated pursuant thereto.

     (iii) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge or dispersal, into the environment, at or from any property owned or operated by the Company or related to Hazardous Materials generated by the Company.

     (iv) "Remedial Action" means all actions required to (x) clean up, remove or treat any Hazardous Material; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment; or
(z) perform preremedial studies and investigations or post-remedial monitoring and care directly related to or in connection with any such remedial action.

     (b)  With respect to applicable Environmental Laws, except as set forth in
Schedule 3.13

     (i) The Company is in substantial compliance with all applicable Environmental Laws;

     (ii) Under applicable Environmental Laws, the Company has obtained or has submitted timely applications for all environmental permits required for the operation of its businesses as presently conducted on the date hereof;

     (iii) Neither PECO Energy, the Company nor any other subsidiary of PECO Energy has received any written communication with any governmental authority or other party with respect to (A) the actual or alleged violation by the Company of any Environmental Laws, (B) any actual or proposed Remedial Action relating to the Company or (C) any Release or threatened Release by the Company of a Hazardous Material;

     (iv) To PECO Energy's knowledge, there are no underground storage tanks, active or abandoned, at any property owned, operated or leased by the Company;

     (v) No written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company with respect to any property when owned, operated or leased by the Company. To PECO Energy's knowledge, no property of the Company is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up;

     (vi) To PECO Energy's knowledge, the Company is not required by any applicable Environmental Law to place any notice or restriction relating to the presence or disposal of Hazardous Material in the deed to any property owned by it; and

     (vii) To PECO Energy's knowledge, no Release of any polychlorinated biphenyls, and no Release of petroleum or petroleum products, other than minor spills and leaks occurring in the ordinary course of business, has occurred at, on or under any property now or when formerly owned, operated or leased by the Company, except for Releases that have been remediated in accordance with applicable Environmental Laws.

     3.14. Labor Matters.  The Company is neither party to nor subject to any
           -------------
labor union or collective bargaining agreements. Except to the extent set forth in Schedule 3.14 and except for such matters as will not individually have a Material Adverse Effect: (a) the Company is in compliance with all applicable laws, regulations, rules, and orders respecting employment and employment practices, wages and hours, and any terms or conditions of employment; (b) there is no unfair labor practice charge or complaint pending against the Company before the National Labor Relations Board; (c) there is no charge of unlawful discrimination pending against the Company before the Equal Employment Opportunity Commission or any State fair employment practices agency; (d) there is no audit or other investigation of the Company being conducted by the Office of Federal Contract Compliance Programs of the United States Department of Labor; (e) there is no investigation of the Company being conducted by the Wage and Hour

Division of the United States Department of Labor; (f) there is no labor strike, dispute, work slowdown or stoppage actually pending or threatened against or affecting the Company, and the Company has not experienced any primary work stoppage since December 31, 1991; (g) no representation petition respecting any employees of the Company has been filed with the National Labor Relations Board; and (h) there is no proceeding or litigation of any sort whatsoever pending or threatened against the Company involving employees of the Company and their wages, hours, or any terms or conditions of their employment (including any benefits relating thereto but excluding any claims for benefits made in the ordinary course of business and consistent with past practice under the Company's employee benefit plans).

     3.15.  ERISA; Benefit Plans.
            --------------------

     (a) There is no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to any Plan (as hereinafter defined) that is subject to such Sections. Each Company Plan (as hereinafter defined), except for such matters as will not, in the aggregate, have a Material Adverse Effect, is and has been operated in compliance in all respects with the presently applicable provisions of ERISA and the Code. The Company has not incurred any liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation in connection with any Plan which is subject to Title IV of ERISA which has not been fully paid prior to the date hereof, other than liability for premiums due the Pension Benefit Guaranty Corporation (the "PBGC"), which premiums have been or will be paid when due. Except as set forth in Schedule 3.15, the Internal Revenue Service has issued, with respect to each Company Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code, a letter determining that such Plan is qualified and its related trust is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, respectively, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification. Except as set forth in Schedule 3.15, no Plan is a "multiple employer plan" (within the meaning of Section 413(c) of the Code) or a "multiemployer plan" (as defined in Section 3(37) of ERISA), and no withdrawal liability has been incurred by or asserted against the Company with respect to any employee pension benefit plan which is a multiple employer plan or a multiemployer plan.

     (b) Schedule 3.15 lists all Company Plans. Accurate and complete copies of all Company Plans and the summary descriptions, the most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if applicable, have been previously provided to the Buyer.

     (c) Each Plan that is a "group health plan" (as defined in Section 4980B of the Code) has been operated in compliance with Section 4980B of the Code at all times, except for such matters as will not have a Material Adverse Effect. Except as provided in Schedule 3.15 and except as required by Section 4980B of the Code, the Company does not maintain any plan that provides medical benefits or life insurance benefits in respect of any employees or former employees of the Company beyond their retirement. Except as set forth in Schedule 3.15, no Plan provides for severance pay, unemployment compensation or any similar payment with respect to any current or former employee, officer, director, or agent of the Company. The consummation of the transactions contemplated by this Agreement will not: (i) entitle any such individual to severance pay, unemployment compensation or other similar payment; (ii) accelerate the time of payment or vesting of any amount;
(iii) increase the amount of compensation due to any such individual; or (iv) constitute a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code).

     (d) For purposes of this Agreement, "Plan" shall mean all employee plans, practices and arrangements, including without limitation, all employee benefit plans (within the meaning of Section 3(3) of ERISA), employee pension benefit plans, programs, arrangements or agreements, all health, medical, welfare, disability, life insurance, bonus, severance pay and other employee benefit or fringe benefit plans maintained by or with respect to which the Company has any fixed or contingent, direct or indirect liability, and "Company Plans" shall mean all Plans that provide benefits to or in respect of employees or former employees of the Company or their beneficiaries.

     3.16. Certain Contracts and Arrangements.  Except as listed in Schedule
           ----------------------------------
3.16 or as reflected in the Company Balance Sheet, as of the date of this Agreement, the Company is not a party to any written: (1) employment agreement; (2) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money in excess of $100,000 by the Company or the guaranty of any obligation for the borrowing of money in excess of $100,000 by the Company; or (3) agreement which (i) is not terminable by the Company on ninety or fewer days' notice at any time without penalty, (ii) has a remaining term, as of the date of this Agreement, of over one year in length of obligation on the part of the Company; and (iii) involves the receipt or payment by the Company of more than $100,000, except for agreements with suppliers, distributors and sales representatives entered into in the ordinary course of business and consistent with past practice. Except as set forth in Schedule 3.16, there is not, under any of the aforesaid obligations, any default or event which, with notice or lapse of time or both, would constitute a default on the part of the Company, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not, in the aggregate, have a Material Adverse Effect.

     3.17. Legal Proceedings,  etc.  Except as set forth in Schedule 3.17, there
           -----------------------
are no claims, actions, or proceedings pending or investigation pending or, to PECO Energy's knowledge, threatened against or relating to the Company before any court, governmental or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, would have a Material Adverse Effect. Except as set forth in schedule 3.17, the Company is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority or other body acting in an adjudicative capacity which has, or is reasonably likely to have in the aggregate, a Material Adverse Effect.

     3.18. Permits.  The  Company  has  all  material permits, licenses,
           -------
franchises and other governmental authorizations, consents and approvals (other than with respect to Environmental Laws) (collectively, "Permits") necessary to conduct its business as presently conducted, except where the failure to have such Permits does not have a Material Adverse Effect. Except as set forth in
Schedule 3.18, the Company has not received any written notification that it is in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it, except for notifications of violations which would not, in the aggregate, have a Material Adverse Effect. The Company is in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it, except for violations which, in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.

     3.19. Regulation as a Utility.  (a) The Company is an operating public
           -----------------------
utility not subject to registration under the Holding Company Act and is not a subsidiary of a registered public utility holding company under the Holding Company Act. Except as set forth on Schedule 3.19(a), the Company is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State or Commonwealth of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

     (b) PECO Energy is a public utility holding company exempt from registration under the Holding Company Act and is not a subsidiary of a public utility holding company registered under the Holding Company Act. Except as set forth on Schedule 3.19(b), PECO Energy is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State or Commonwealth of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

     3.20.  Taxes.  (a)  The Company, or PECO Energy on the Company's behalf,
            -----
has (i) filed all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company as of the date hereof, other than those Tax Returns the failure of which to file would not have a Material Adverse Effect, and all such filed Tax Returns are true and complete in all material respects and (ii) duly paid in full (or there has been paid on its behalf) or made adequate provision for on the appropriate books and records (in accordance with generally accepted accounting principles) all Taxes (as hereinafter defined) shown to be due on such filed Tax Returns. Except as set forth in Schedule 3.20, (A) neither PECO Energy nor the Company has received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes of the Company which have not been fully paid or finally settled, (B) any such deficiency shown in such Schedule 3.20 is being contested in good faith through appropriate proceedings, and (C) neither PECO Energy nor the Company has any knowledge of any pending or threatened action or proceeding by any taxing authority with respect to liabilities for Taxes of the Company.

The federal income and material state income Tax Returns of PECO Energy, which include the Company, have been examined or the applicable statutory periods of limitations have expired for all periods to and including those set forth in
Schedule 3.20, and except as set forth in Schedule 3.20, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.

     (b) Except as set forth in Schedule 3.20, no power of attorney or similar instrument granted by the Company or PECO Energy with respect to matters affecting Taxes of the Company is currently in force.

     (c) Except as set forth in Schedule 3.20, there are no material liens with respect to Taxes (except for liens with respect to real property Taxes not yet due) upon any of the assets of the Company.

     (d) Except as set forth in Schedule 3.20, (i) no consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its assets, (ii) none of the assets of the Company is an asset or property that is (A) required to be treated as being owned by any person (other than the Company) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (B) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

     (e) The Company has not agreed to nor is it required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method prior to the date hereof, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company. To the knowledge of PECO Energy, the Internal Revenue Service has not proposed in writing any such adjustment or change in accounting method.

     (f) Other than as disclosed in Schedule 3.20, the Company is not a party to nor has any obligation under, any Tax sharing, allocation or similar agreement.

     (g) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, ad valorem, excise, real property, personal property, sales, use, transfer, franchise, employment, payroll, withholding, social security, medicare or other taxes, including any interest, penalties or additions attributable there to.

     (h) For purposes of this Agreement, the term "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be supplied to any taxing authority with respect to Taxes.

     3.21.  Disclosure.  Neither this Agreement, nor any Schedule, certificate,
            ----------
statement, writing, financial statement or document that is specifically required by this Agreement to be furnished to the Buyer by or on behalf of PECO Energy, as of the date thereof, will contain any untrue statement of a material fact or omits or will fail to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------
     The Buyer represents and warrants to PECO Energy as follows:

     4.1.  Organization.  The Buyer is a corporation duly organized, validly
           ------------
existing and in good standing under the laws of the State of Delaware and the Commonwealth of Virginia and has all requisite corporate power to perform its obligations under this Agreement. The Buyer has heretofore delivered to PECO Energy complete and correct copies of its Certificate of Incorporation and By-Laws (or other similar governing documents), as currently in effect.

     4.2. Authority Relative to this Agreement.  The Buyer has full corporate
          ------------------------------------
power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of PECO Energy, subject to the receipt of the Buyer Required Regulatory Approvals and the PECO Energy Required Regulatory Approvals, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors, rights generally or general principles of equity.

     4.3.  Consents and Approvals; No Violation.  (a) Except as set forth in
           ------------------------------------
Schedule 4.3, and other than obtaining the Buyer Required Regulatory Approvals and the PECO Energy Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Buyer nor the performance by the Buyer of its obligations under this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (a) where the failure to obtain any such consents, approvals, authorizations, or permits, or to make such filings or notifications would not, in the aggregate, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or (b) for those requirements which become applicable to the Buyer as a result of the specific regulatory status of the Company, PECO Energy (or any of their respective affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Company, PECO Energy (or any of their respective affiliates) is or proposes to be engaged, (iii) to the best knowledge of the Buyer, result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, franchise, permit, concession, contract, license agreement or other instrument or obligation to which the Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

     (b) Except as set forth in Schedule 4.3 and except for (i) any required approvals under the Federal Power Act, (ii) (A) application by the Buyer to, and an order by, the MPSC approving the transactions contemplated by the Agreement and the related approvals applied for by the Buyer, (B) application by the
Buyer to and an order by the Delaware Public Service Commission and the Virginia State Corporation Commission approving the transactions contemplated by this Agreement and (C) approval, if required, of municipalities or other local governmental bodies in the States of Delaware and Maryland and the Commonwealth of Virginia, in the case of each of (A), (B) and (C), pursuant to the Delaware Public Utility Act of 1974, the Maryland Public Service Commission Law and
Section 56-1 et seq. of the Virginia Code, (iii) the approval, if required, of
             ------
the SEC pursuant to the Holding Company Act, (iv) the filings by the Buyer and PECO Energy required by Title II of the HSR Act and (v) all approvals of any governmental authority, including the FERC with respect to the transactions contemplated by the parties in connection with the Power Purchase Agreement
(the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, application, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby, other than such declarations, applications, filings, registrations, authorizations, consents or approvals which, if not obtained or made, will not, in the aggregate, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

     4.4. Regulation as a Utility.  The Buyer is not a public utility holding
          -----------------------
company under the Holding Company Act. Except in the States of Delaware and Maryland and the Commonwealth of Virginia and by the FERC, the Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State or Commonwealth of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

     4.5.  Acquisition of Stock for Investment.  The Buyer is acquiring the
           -----------------------------------
Company Common Stock for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Company Common Stock. The Buyer agrees that the Company

Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

     4.6.  Financing.  The Buyer has sufficient funds available or has received
           ---------
written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES
                            ------------------------

     5.1.  Conduct of Business of the Company.  Except as described in Schedule
           ----------------------------------
5.1, during the period from the date of this Agreement to the Closing Date, PECO Energy will cause the Company to conduct its business and operations and maintain the assets of the Company in good repair and condition (subject to ordinary wear and tear), all according to its ordinary and usual course of business consistent with past practice. PECO Energy will use its reasonable best efforts to preserve intact the business organization of the Company and its goodwill, and keep available the services of its present officers and key employees, and preserve intact the business relationships with suppliers, customers and others having a business relationship with the Company, and will also maintain its present relationship in all material respects with the Company. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 5.1, PECO Energy will not prior to the Closing Date, without the prior written consent of the Buyer, permit the Company to:

     (a) (i) create, incur or assume any obligation or liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, in excess of $250,000, other than in the ordinary course of business and consistent with past practice, including obligations in respect of capital leases but excluding purchase money mortgages granted in connection with the acquisition of property in the ordinary course of business and consistent with past practice; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and consistent with past practice; provided, that the Company may endorse negotiable instruments in the ordinary course of business and consistent with past practice;

     (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company's capital stock (other than pursuant to Section 5.16), or redeem or otherwise acquire any shares of the Company's capital stock;

     (c) (i) increase the rate or terms of compensation or benefits payable or to become payable by the Company to its directors, officers or employees, except increases occurring in the ordinary course of business and consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases) and except pursuant to the VRIP or the VSIP according to the terms of such programs on the date hereof; (ii) adopt, amend or terminate any Company Plan, except any adoption, amendment or termination occurring in the ordinary course of business and consistent with past practice or to comply with any applicable law or regulation; or (iii) hire any new employee, other than as necessary in order to conduct its business in its ordinary course and consistent with past practice. Any such employee may only be hired to replace a then current employee and such newly hired employee shall not receive a salary or benefits in excess of the departing employee;

     (d)  amend the Articles of Incorporation or Bylaws of the Company;

     (e) issue any equity or debt security other than debt securities meeting the requirements of clause (a) above;

     (f) purchase, sell, lease, dispose of or otherwise transfer or subject to any lien or encumbrance (other than liens and encumbrances set forth in Schedule 3.10, 5.16 and Permitted Exceptions), any assets of the Company, other than, with respect to any individual item having a value of less than $100,000 and with respect to all assets of the Company the aggregate value of which shall not exceed $500,000 in the ordinary course of business and consistent with past practice;

     (g) change in any material respect or terminate any of the insurance policies referred to in Section 3.12 in effect on the date hereof, unless equivalent coverage at an equivalent or lesser price is obtained;

     (h) perform any act or omit to perform any act which would cause a breach or default under any contract, lease or agreement set forth on Schedule 3.11 or Schedule 3.16, except where any such breaches or defaults would not, in the aggregate, have a Material Adverse Effect;

     (i) enter into any new or terminate, renew, extend or renegotiate any existing power purchase, exchange or transmission contract necessary to supply power to the Company's service area;

     (j) engage in any transaction or transactions with PECO Energy or any affiliate of PECO Energy, except for transactions contemplated by this Agreement or in the ordinary course of business and consistent with past practice or which in the aggregate do not exceed $100,000;

     (k) make any capital expenditure other than those which are set forth in the Company's Capital Expenditure Forecast, a copy of which previously has been provided to the Buyer in the management presentation, except that PECO Energy or the Company shall not make any capital expenditure with respect to the new Service/Headquarters Building that is currently being constructed at the Peninsula Industrial Park, Lums Road Site, North East, Maryland (the "New Service/HQ Building");

     (l) other than pursuant to clause (k) above, make any capital expenditures or capital expenditure commitments or enter into any lease, as lessee, of capital equipment or other property, except with respect to any individual capital expenditure or lease having a cost to the Company not in excess of $100,000 and with respect to all capital expenditures and leases the aggregate cost of which shall not exceed $500,000 incurred in the ordinary course of business and consistent with past practice;

     (m) make any changes in accounting principles, methods or practices or financial policies and practices applicable to the Company, except as required by generally accepted accounting principles;

     (n)  change the Company's taxable year;

     (o) make, file, or enter into (whether before or after the Closing Date) any election, consent, or agreement described in Section 3.20(d) or Section 3.20(e) hereof with respect to the Company or any of its assets;

     (p) enter into, amend, terminate or waive any material provision of any agreement, commitment or transaction not described in clauses (a) through (p) above (including without limitation any borrowing, capital expenditure or capital financing), material to the business, operations or financial condition of the Company, except agreements, commitments or transactions in the ordinary course of business and consistent with past practice or as contemplated herein;

     (q) commence actual construction of any new facilities, except for those projects set forth on Schedule 5.1;

     (r) engage in any activity which would cause a change in the status of the Company, under any applicable regulatory body;

     (s) except with respect to those matters set forth on Schedule 5.1, file any applications, petitions, motions, orders, briefs, settlement agreements or other papers in any proceeding before any governmental authority, or make any appeals related thereto; or

     (t) enter into any contract, agreement, commitment or arrangement, whether written or oral, with respect to any of the transactions set forth in the foregoing paragraphs (a) through (s).

     5.2.  Access to Information.
           ---------------------

     (a) Between the date of this Agreement and the Closing Date, PECO Energy will cause the Company, during ordinary business hours and upon reasonable notice, to (i) give the Buyer and its accountants, counsel, environmental consultants, financial advisors and other authorized representatives (the "Buyer Representatives") reasonable access to all books, records, plants, offices and other facilities and properties of the Company to which the Buyer is permitted access by law, (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) cause its officers and advisors to furnish the Buyer with annual and quarterly financial statements of the Company for all periods between the date hereof and the closing Date and such other financial and operating data and other information with respect to the business and properties of the Company as the Buyer may from time to time reasonably request; (iv) cause its officers and advisors to furnish the Buyer a copy of each report, schedule or other document filed or received by them with the SEC, MPSC or FERC with respect to the Company provided, however, that (A) any such investigation shall be conducted in such a
- --------  -------
manner as not to interfere unreasonably with the operation of the business of the Company, (E) the Company shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Company need not supply the Buyer with any information which the Company is under a legal obligation not to supply.

     (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 5.2 shall be subject to the provisions of the Confidentiality Agreement, dated March 25, 1994 between PECO Energy and the Buyer (the "Confidentiality Agreement") and shall be treated as "Information" (as defined in the Confidentiality Agreement).

     5.3.  Expenses.  Whether or not the transactions contemplated hereby are
           --------
consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

     5.4.  Further Assurances.  Subject to the terms and conditions of this
           ------------------
Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. From time to time after the date hereof, without further consideration, PECO Energy will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Company Common Stock. From time to time after the date hereof, without further consideration, the Buyer will, at its own expense, execute and deliver such documents to PECO Energy as PECO Energy may reasonably request in order more effectively to consummate the sale of the Company Common Stock pursuant to this Agreement.

     5.5.  Public Statements.  The parties shall consult with each other prior
           -----------------
to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Information" (as defined in the Confidentiality Agreement).

     5.6.  Consents and Approvals.
           ----------------------

     (a) PECO Energy and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

     (b) PECO Energy and the Buyer shall cooperate with each other to (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and (iv) use all reasonable efforts to obtain all necessary Permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the PECO Energy Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company or the Buyer or any of its subsidiaries is a party or by which any of them is bound. PECO Energy shall have the right to review and approve in advance all characterizations of the information relating to PECO Energy; the Buyer shall have the right to review and approve in advance all characterizations of the information relating to the Buyer; and each of PECO Energy and the Buyer shall have the right to review and approve in advance all characterizations of the information relating to the Company and the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all such necessary Permits, consents, approvals and authorizations of all third parties and governmental bodies. PECO Energy and the Buyer shall designate separate counsel with respect to all applications, notices, petitions and filings (joint or otherwise) relating to this Agreement and the transactions contemplated hereby and in connection with the Power Purchase Agreement (including but not limited to the PECO Energy Required Regulatory Approvals and the Buyer Required Regulatory Approvals) on behalf of PECO Energy, the Company and the Buyer with all governmental bodies.

     (c) The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any Federal, State, Commonwealth or local governmental authority or agency or any third party in connection with any Federal, State, Commonwealth or local governmental consents and approvals legally required for the consummation of the transactions contemplated hereby and shall not propose or enter into any stipulation or agreement without the other party's prior written consent, which consent shall not be unreasonably withheld.

     5.7.  Fees and Commissions.  PECO Energy and the Buyer each represent and
           --------------------
warrant to the other that, except for Morgan Stanley & Co. Incorporated, which is acting for and at the expense of PECO Energy, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is acting for and at the expense of the Buyer, no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. PECO Energy and the Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

     5.8.  Sales and Transfer Taxes.  Notwithstanding anything in this Agreement
           ------------------------
to the contrary, all transfer taxes (including all stock transfer taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer taxes, and, if required by applicable law, PECO Energy will join in the execution of any such Tax Returns or other documentation.

     5.9.  Supplements to Schedules.  From time to time prior to the Closing
           ------------------------
Date, PECO Energy shall supplement
or amend the Schedules required by Article III with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that any matters included therein, by so supplementing or amending the Schedules, will not be deemed to cure any breach of any representation or warranty made in this Agreement.

     5.10. Employees.  (a)  Individuals who are employees of the Company as of
           ---------
the Closing Date shall not exceed 92 less any employees of the Company who prior to the Closing Date participate in either the VRIP or the VSIP plus any person who is hired by the Company pursuant to Section 5.1(c)(iii). Employees of the Company as of the Closing Date ("Employees") will be employed immediately following the Closing Date in such positions as the Buyer shall thereafter determine, giving due consideration to the previous work history, job experience, and qualifications of the Employees as well as the Buyer's needs.

     (b) (i) For a period of three years following the Closing Date, Employees not covered after the Closing Date by a collective bargaining agreement shall be treated as any other similarly-situated employees of the Buyer in the event of any reductions in the Buyer's working force, without regard to whether their past employment was with the Company or the Buyer.

     (ii) Employees that are covered after the Closing Date by a collective bargaining agreement shall be treated as provided in the then-effective collective bargaining agreement between the Buyer and the collective bargaining representative of the Employees in the event of any reductions in the Buyer's working force; provided, that the Buyer shall negotiate in good faith with the collective bargaining representative and thereby attempt to ensure that, for a period of three years following the Closing Date, Employees who accept positions with the Buyer that are covered by a collective bargaining agreement shall be treated as any other similarly-situated employees of the Buyer in the event of any reduction in the Buyer's working force, without regard to whether their past employment was with the Company or the Buyer. Nothing in the foregoing shall require, however, that the Buyer make any concession or other commitment during such negotiations unless the Buyer determines, in its sole and unreviewable discretion, that is appropriate to do so.

     (c) Except as otherwise provided in paragraph (d) below, immediately following the Closing Date, the

Employees shall be employed on substantially the same terms and conditions as, and shall be covered by benefit plans or arrangements which, in the aggregate, provide substantially equivalent benefits (at no additional cost) as were provided to the Employees immediately prior to the Closing Date, except to the extent otherwise required by the then-effective collective bargaining agreement covering such Employees (as applicable). Such Employees shall receive credit for past service with the Company, PECO Energy or its subsidiaries for purposes of eligibility, participation, vesting, benefit accrual or entitlement under any such benefit plans and arrangements, including, but not limited to, satisfaction of any preexisting condition exclusion under any such plan providing health care coverage.

     (d) Effective as of the Closing Date, the Buyer will establish a pension plan for the benefit of all Employees who continue in the employment of the Buyer following the Closing Date ("Continuing Employees"). Such plan (the "Buyer's Plan") shall provide accrued pension benefits for each Continuing Employee in respect of service prior to the Closing Date in an amount at least equal to the amount of such benefits accrued as of the Closing Date by such Continuing

Employee (the "PECO Accrued Benefit") under the Service Annuity Plan of Philadelphia Electric Company ("PECO Energy's Plan"). The Buyer represents and warrants that the Buyer's Plan is or will become qualified under Section 401(a) of the Code. Credit for prior service and earnings with PECO Energy or its affiliates in respect of each Continuing Employee for purposes of eligibility and vesting and for accrual of benefits shall be provided under the Buyer's Plan. PECO Energy shall cause to be transferred to the Buyer's Plan, as soon as practical following the Closing Date, but in no event before the 31st day after the filing of all of the required Forms 5310-A, if any, in connection with such transfer, and in no event later than 60 days following the Closing Date, an amount equal to (i) plus (ii) less (iii):

     (i) An amount equal to the aggregate actuarial present value (as determined as set forth below) of the PECO Accrued Benefit for each Employee. Such PECO Accrued Benefits shall include the value, based on benefits accrued under PECO Energy's Plan as of the Closing Date, of early retirement benefits as described in Section 4.3 and Section 4.6 of PECO Energy's Plan and the 50% Contingent Annuitant Option as described in Section 5.3(b) of PECO Energy's Plan for those

Continuing Employees who upon termination of employment with the Buyer meet the requirements for early retirement as described in Section 4.3 of PECO Energy's Plan. In addition, such PECO Accrued Benefit shall include the value of preretirement death benefits as described in Section 5.3 and Section 5.4 of PECO Energy's Plan.

     (ii) Interest on the amount determined under (i) from the Closing Date to the date of transfer of such assets and liabilities (the "Transfer Date") at the Pension Benefit Guaranty Corporation immediate interest rate in effect at the Closing Date.

     (iii) Any payment made to or in respect of a Continuing Employee who retires or otherwise terminates employment after the Closing Date but before the Transfer Date.

     The actuarial present value of benefits shall be determined by the actuary for PECO Energy's Plan as of the Closing Date and shall be calculated in accordance with Section 414(1) of the Code on the basis of the following assumptions:

(A) The interest rates, mortality assumption, and retirement age assumption as used by the Pension Benefit Guaranty Corporation for terminating single employer plans as of the Closing Date.

(B) The same percentage married and turnover assumptions as used by PECO Energy's actuary in preparing the most recent actuarial valuation report for the PECO Energy's Plan.

     (e) PECO Energy shall pay all benefits accrued under PECO Energy's Plan that become due and payable in respect of Continuing Employees prior to the Transfer Date. As of the Transfer Date, the Buyer shall assume all of the liabilities and obligations under PECO Energy's Plan with respect to the PECO Accrued Benefits and each of PECO Energy and PECO Energy's Plan shall be relieved of all such liabilities and obligations. Upon the transfer of assets and liabilities in accordance with this Section, the Buyer agrees to indemnify and hold harmless PECO Energy, its officers, directors, employees, agents and affiliates, and the PECO Energy Plan and its fiduciaries, agents and delegatees, from and against any and all costs, damages, losses, expenses or other liabilities arising out of or related to the Buyer's Plan, including benefits accrued by Continuing Employees prior to the Transfer Date which are provided by the Buyer's Plan; provided, however, that the Buyer shall not indemnify or
                     --------  -------
hold harmless such parties with respect to those costs, damages, losses or other liabilities that result from the acts or omissions of such parties, which acts or omissions occurred or should have occurred prior to the Transfer Date.

     (f) PECO Energy shall cooperate with and supply sufficient information to the actuary designated by the Buyer to enable such actuary to verify all calculations required under this section.

     (g) Except as specifically provided in paragraph (e) above, PECO Energy and its affiliates (other than the Company) shall retain any and all liability with respect to any Plan after the Closing Date with respect to any Employees who are not Continuing Employees and with respect to any liabilities incurred prior to the Closing Date with respect to Continuing Employees ("PECO Energy Employee Liabilities"). PECO Energy agrees to indemnify and hold harmless the Buyer and the Company, their officers, directors, employees, agents and affiliates and the Buyer's Plan and its fiduciaries, agents and delegatees for any and all Seller's Liabilities including, but not limited to, any and all costs, damages, losses, expenses or other liabilities arising out of or related to any PECO Energy Employee Liabilities; provided, however, PECO Energy shall
                                         --------  -------
not hold harmless such parties with respect to those costs, damages, losses or other liabilities with respect to

Continuing Employees that result from the acts or omissions of such parties that occurred after the Closing Date.

     (h) Effective as of the Closing Date, the Buyer will establish or designate a profit sharing plan including a cash or deferred arrangement ("Buyer's Savings Plan") for the benefit of all Continuing Employees. The Buyer represents and warrants that the Buyer's Savings Plan is or will become qualified under sections 401(a) and 401(k) of the Code. PECO Energy shall cause to be transferred to the Buyer's Savings Plan, as soon as practical following the Closing Date, but in no event before the 31st day after the filing of all Forms 5310-A, if required in connection with such transfer, assets representing the account balances (in cash or cash equivalents) of all Continuing Employees under the PECO Energy Employee Savings Plan. The PECO Energy Employee Savings Plan shall pay all benefits accrued thereunder that become due and payable in respect of Continuing Employees prior to the date of such transfer. As of the date of such transfer, the Buyer shall assume all of the liabilities and obligations under the PECO Energy Employee Savings Plan with respect to Continuing Employees and each of PECO Energy and the PECO Energy Employee Savings Plan shall be relieved of all such liabilities and obligations. The parties hereto shall cooperate to achieve such transfer in a manner intended to reduce any administrative inconvenience. Upon the transfer of assets and liabilities in accordance with this Section, the Buyer agrees to indemnify and hold harmless PECO Energy, its officers, directors, employees, agents and affiliates, and the PECO Energy Employee Savings Plan and its fiduciaries and agents, from and against all costs, damages, losses, expenses or other liabilities arising out of or related to the Buyer & Savings Plan, including benefits accrued by Continuing Employees prior to the date of transfer of assets and liabilities which are provided by the Buyer's Savings Plan; provided, however, that the
                                                --------  -------
Buyer shall not indemnify or hold harmless such parties with respect to those costs, damages, losses or other liabilities that result from the acts or omissions of such parties, which acts or omissions occurred or should have occurred prior to the date of transfer of assets and liabilities.

     5.11. No Negotiations.  To the extent not required by any governmental
           ---------------
authority or agency, PECO Energy shall and shall cause the Company and each person acting for or on behalf of PECO Energy or the Company to refrain from taking, directly or indirectly, any action (a) to seek or encourage any offer or proposal from any person to acquire any assets (other than in the ordinary course of business and consistent with past practice) or shares of capital stock or other securities of the Company, (b) to merge, consolidate or combine or permit any other person to merge, consolidate or combine with the Company, (c) to negotiate or reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise to attempt to consummate any such acquisition, transfer, merger, consolidation or combination or (d) to furnish or cause to be furnished any information with respect to the Company to any person (other than the Buyer or as otherwise required by law or any governmental authority). PECO Energy will promptly advise the Buyer of receipt by PECO Energy, the Company or any of their respective representatives of any offer, proposal or informational request that is subject to this Section 5.11 from any person (other than the Buyer).

     5.12.  Post-Closing Assistance.  PECO Energy shall make its employees
            -----------------------
available from time to time upon reasonable notice, so as not to interfere with PECO Energy's business and operations, subsequent to the

Closing Date and shall provide such data and other information in such form as may be reasonably requested by the Buyer to assist the Buyer at the Buyer's reasonable cost and expense, in connection with the defense, prosecution or investigation of any of the Buyer's obligations, rights and liabilities relating to the Company.

     5.13.  Record Retention Procedures.  Until the fifth anniversary of the
            ---------------------------
Closing Date, PECO Energy shall not dispose of any books, records, documents or information relating to the Company prior to the Closing Date without first giving notice to the Buyer and permitting the Buyer to retain or copy such books and records as it may select, which selection must be made within a reasonable time. During such period, PECO Energy shall permit the Buyer to make copies, at the Buyer's expense, of such books, records, documents or information for any reasonable purpose. In addition, PECO Energy shall make available to the Buyer after Closing upon reasonable notice so as not to interfere with PECO Energy's business and operations, those employees of PECO Energy with knowledge of or relevant to the above-described matters for the purpose of consultation and/or testimony in connection therewith, such services to be performed at the Buyer's reasonable cost and expense.

     5.14.  Section 338(h)(10) Election.  (a) With respect to the purchase by
            ---------------------------
the Buyer of the Company Common Stock (i) PECO Energy, the Company and the Buyer shall jointly make a valid, timely and effective election as provided for in
Section 338(h)(10) of the Code and the Treasury Regulations provided thereunder (the "Election") (and any comparable election under state or local tax law),
(ii) PECO Energy, the Company and the Buyer shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with the provisions of Treasury Regulation (S) 1.338(h)(10)-i (or any comparable provision of state or local tax law) or any successor provisions and (iii) PECO Energy and the Buyer shall report the purchase by the Buyer of the Company Common Stock consistent with the Election (and any comparable elections under state or local tax laws) and shall take no position to the contrary thereto in any Tax Return, any proceeding before any taxing authority, or otherwise.

     (b) In connection with the Election, PECO Energy and the Buyer shall act together in good faith to agree on the Aggregate Deemed Sales Price (as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Sales Price among the Company's assets. Such allocation of the Aggregate Deemed Sales Price shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations. If PECO Energy and the Buyer are unable to agree on such allocation, such dispute shall be resolved by the Settlement Auditor, whose fees and expenses shall be paid equally by both PECO Energy and the Buyer. PECO Energy and the Buyer (i) shall be bound by such allocation for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns to be filed with any taxing authority in a manner consistent with such allocation, and (iii) shall take no position inconsistent with such allocation in any Tax Return, any proceeding before any taxing authority or otherwise. In the event that such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute.

     5.15.  Other Tax Matters.  PECO Energy will refrain from making an election
            -----------------
to reattribute any losses of the

Company under Treasury Regulation Section 1.1502-20(g). PECO Energy shall cause the Company to be included in its federal consolidated income Tax Return for its taxable year ended December 31, 1993.

     5.16.  Transfer of Certain Assets, Properties and Other Items.  (a) Prior
            -------------------------------------- --------- -----
to the Closing, PECO Energy shall cause the Company to transfer to PECO Energy (or any of its subsidiaries other than the Company) (i) title to the 500kV Peach Bottom-Keeney transmission line and all real property relating thereto, except that the Company will reserve the property rights set forth in Schedule 5.16(a),
(ii) title to the Company's service facility at the intersection of Bridge and High Streets in Elkton, Maryland (the "Elkton Service Center"), and (iii) the Company's employees, leased vehicles, equipment and parts in stock, and the lease of the Building in Delta, Pennsylvania, which are used by the Company to provide customer and maintenance services in the PECO Energy service territory in York County, Pennsylvania (the "York Transfer"). A Schedule of the property to be transferred in connection with the York Transfer shall be provided by PECO Energy to the Buyer prior to the Closing and, immediately upon the consummation of the York Transfer, the Company's obligation to provide customer and maintenance services in York County, Pennsylvania shall terminate.

     (b) The distribution of properties and as sets by the Company to PECO Energy contemplated by Section 5.16(a) shall be effected pursuant to a plan of liquidation pursuant to Section 332 of the Code, which the company shall adopt prior to the Closing Date.

     (c) PECO Energy and the Buyer hereby agree that not later than 45 days following the date of this Agreement, PECO Energy (or any subsidiary of PECO Energy that is to acquire title to the Elkton Service Center pursuant to Section 5.16(a)) and the Buyer shall negotiate in good faith, and execute, a definitive agreement relating to the lease of the Elkton Service Center by the Buyer, the terms and conditions of which shall be reasonably satisfactory to the parties hereto and include, without limitation, the terms and conditions set forth in Annex 2 hereto.

     5.17. Termination of Tax Sharing Agreements.  PECO Energy agrees to
           -------------------------------------
terminate on or prior to the Closing Date any Tax sharing agreement, arrangement or similar contract between PECO Energy (or any affiliate thereof) and the Company, and in no event shall the Company be required to make any payments thereunder on account of any transactions occurring prior to, on or after the Closing Date.

     5.18.  Power Purchase Arrangements.  The Buyer and PECO Energy agree to
            ---------------------------
cause the termination of the Tri-Partite Agreement, dated May 1, 1972, among the Company, PECO Energy and Susquehanna Electric Company, and the implementation of the Power Purchase Agreement attached hereto as Annex 3 (the "Power Purchase Agreement"), in each case effective as of February 1, 1996.

                                   ARTICLE VI

                               CLOSING CONDITIONS
                               ------------------

     6.1.  Conditions to Each Party's Obligations to Effect the Transactions
           ---------------------------------------------------- ------------
Contemplated Hereby.  The respective obligations of each party to effect the
- -------------------
transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions.

     (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

     (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any State, Commonwealth or Federal government or governmental agency in the United States which prohibits the consummation of the transactions contemplated hereby;

     (c) All Federal, State, Commonwealth and local government consents and approvals required for the consummation of the transactions contemplated hereby and in connection with the Power Purchase Agreement, including, without limitation, the PECO Energy Required Regulatory Approvals and the Buyer Required Regulatory Approvals, shall have been obtained and have become Final Orders and shall contain no provisions or conditions which, directly or indirectly, would have a material adverse effect on the business, operations, financial condition or prospects of both (i) the net transmission and distribution assets of the Company and (ii) the net transmission and distribution assets in Maryland of the Buyer. A "Final Order", means a final order after all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

     (d) All consents and approvals required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which PECO Energy, the Company or the Buyer, or any of their respective subsidiaries, is a party for the consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not, in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of PECO Energy or the Buyer to perform its obligations pursuant to this Agreement.

     (e) The Power Purchase Agreement attached hereto as Annex 3 shall have been executed and delivered by the parties thereto.

     6.2. Conditions to Obligations of the Buyer.  The obligation of the Buyer
          --------------------------------------
to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) There shall not have occurred and be continuing, a Material Adverse Effect;

     (b) PECO Energy shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the

Closing Date, and the representations and warranties of PECO Energy set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date; and

     (c) The Buyer shall have received a certificate from an authorized officer of PECO Energy, dated the Closing Date, to the effect that to the best of such officer's knowledge, the conditions set forth in Section 6.2(a) and (b) have been satisfied;

     (d)(i) All indebtedness, whether secured or unsecured, of the Company (other than trade payables incurred in the ordinary course of business and consistent with past practice) shall have been offset or paid in full with no adverse Tax consequences to the Company resulting from such offset or payment in full; (ii) All indebtedness or other obligations of the Company to PECO Energy or any affiliate of PECO Energy or of PECO Energy or any affiliate of PECO Energy to the Company (including, but not limited to, those items shown on the financial statements and books and records of the Company as power purchase receivables or payables, federal Taxes receivable or payable and deferred alternative minimum Tax receivable or payable) shall have been offset or paid in full with no adverse

Tax consequences to the Company resulting from such offset or payment in full; and (iii) the cash and cash equivalents held by the Company on Closing Date shall not be less than $1,000,000.

     (e) The Buyer shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom, special counsel to PECO Energy, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

     (i) PECO Energy is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by requisite corporate action taken on the part of PECO Energy;

     (ii) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

     (iii) this Agreement has been executed and delivered by PECO Energy and (assuming that the PECO Energy Required Regulatory Approvals and the Buyer

Required Regulatory Approvals are obtained) is a valid and binding obligation of PECO Energy, enforceable against PECO Energy in accordance with its terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought and (C) that such counsel expresses no opinion with respect to the indemnification provisions contained in Article VIII hereof;

     (iv) the execution, delivery and performance of this Agreement by PECO Energy will not constitute a violation of the Articles of Incorporation or Bylaws in each case as currently in effect, of PECO Energy; and

     (v) PECO Energy, by reason of delivery of certificates for the shares of Company Common Stock in the name of the Buyer, will transfer to the Buyer good title to such shares, free and clear of any liens, encumbrances, equities and claims.

     As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the laws of the State of New York, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by PECO Energy and appropriate officers and directors of the Company and by public officials.

     6.3. Conditions to Obligations of PECO Energy.  The obligation of PECO
          ----------------------------------------
Energy to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Closing Date;

     (b) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

     (c) PECO Energy shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 6.3(a) and (b) have been satisfied; and

     (d) PECO Energy shall have received an opinion from LeBoeuf, Lamb, Greene & MacRae, counsel for the Buyer, dated the Closing Date and satisfactory in form and substance to PECO Energy and its counsel, substantially to the effect that:

     (i) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Virginia and has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of the Buyer;

     (ii) this Agreement has been executed and delivered by the Buyer and (assuming that the PECO

Energy Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) is a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any-proceeding therefore may be brought and (C) that such counsel expresses no opinion with respect to the indemnification provisions contained in Article VIII hereof; and

     (iii) the execution, delivery and performance of this Agreement by the Buyer will not constitute a violation of the Certificate of Incorporation or By-Laws, as currently in effect, of the Buyer. As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and the State of New York, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its subsidiaries and by public officials.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT
                          ---------------------------
     7.1.  Termination.
           -----------
     (a) This Agreement may be terminated at any time prior to the Closing Date, by mutual written consent of the Buyer and PECO Energy.

     (b) This Agreement may be terminated by PECO Energy or the Buyer if the transactions contemplated hereby shall not have been consummated on or before 12 months from the date of this Agreement; provided that the right to terminate
                                        --------
this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; and provided, further, that the termination date specified in this Section
          --------  -------
7.1(b) shall automatically be extended to 18 months from the date of this Agreement if after 12 months from the date of this Agreement, (i) the condition set forth in Section 6.1(c) has not been satisfied or waived, (ii) all other conditions set forth in Article VI have been or are then capable of being satisfied and (iii) the approvals required by Section 6.1(c) which have at that time not yet been obtained are being pursued with diligence.

     (c) This Agreement may be terminated by either PECO Energy or the Buyer if
(i) any governmental or regulatory body, the consent of which is a condition to the obligations of PECO Energy and the Buyer to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction in the United States or any State or Commonwealth shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable.

     (d) This Agreement may be terminated by the Buyer, if there has been a material violation or breach by PECO Energy of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer.

     (e) This Agreement may be terminated by PECO Energy, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of PECO Energy impossible and such violation or breach has not been waived by PECO Energy.

     7.2.  Procedure and Effect of Termination.  In the event of termination of
           -----------------------------------
this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

     (a) said termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section
7.2 and in Sections 5.2(b), 5.3 and 5.7; and

     (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

                                 ARTICLE VIII

                                INDEMNIFICATION
                                ---------------

     8.1.  Indemnification.  (a)  PECO Energy will indemnify, defend and hold
           ---------------
harmless the Buyer from and against any and all claims, demands or suits (by any person), losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and disbursements in connection therewith) to the extent the foregoing are not covered by insurance, and excluding any amounts indemnified by either PECO Energy or the Buyer pursuant to Section 8.3 hereof (collectively, "Indemnifiable Losses"), asserted against or suffered by the Buyer relating to, resulting from or arising out of (i) any breach by PECO Energy of any of the representations and warranties of PECO Energy contained in or made pursuant to this Agreement or (ii) any breach by PECO Energy of any covenant or agreement of PECO Energy contained in this Agreement.

     (b) The Buyer will indemnify, defend and hold harmless PECO Energy from and against any and all Indemnifiable Losses asserted against or suffered by PECO Energy relating to, resulting from or arising out of (i) any breach by the Buyer of any of the representations and warranties of the Buyer contained in or made pursuant to this Agreement or (ii) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement.

     (c) Either the person required to provide indemnification under this Agreement (the "Indemnifying Party") or the person entitled to receive indemnification under this Agreement (the "Indemnitee") may assert any offset or similar right in respect of its obligations under this Section 8.1 based upon any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement.

     (d) Any Indemnitee having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

     (e) The expiration, termination or extinguishment of any covenant, agreement, representation or warranty pursuant to Section 9.3 shall not affect the parties' obligations under this Section 8.1 if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

     (f) PECO Energy and the Buyer shall have indemnification obligations with respect to

Indemnifiable Losses asserted against or suffered by PECO Energy or the Buyer, as the case may be, to the extent that the aggregate of all such Indemnifiable Losses exceed the Indemnification Basket (as hereinafter defined), but not in excess of $10,000,000, it being agreed and understood that neither PECO Energy nor the Buyer, as the case may be, shall have any liability at any time for Indemnifiable Losses asserted against or suffered by PECO Energy or the Buyer in an amount that is less than or equal to the then current Indemnification Basket. The term "Indemnification Basket" shall mean an amount equal to no more than $500,000.

     8.2. Defense of Claims.  (a)  If any Indemnitee receives notice of the
          -----------------
assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any person who is not a party to this Agreement or an affiliate of a party to this Agreement ("Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the

Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

     (b) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 8.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to
                     --------  -------
take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

     (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third

Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

     (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof), will promptly be repaid by the Indemnitee to the Indemnifying Party.

Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any Third Party in respect of the indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be
                 --------  -------
in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

     (e) A failure to give timely notice as provided in this Section 8.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

     8.3.  Tax Indemnification.  (a) PECO Energy will be responsible for, will
           -------------------
pay or cause to be paid, and will indemnify and hold harmless the Buyer from and against each and all of the following:

     (i)  any and all Taxes resulting from (A) the Election made pursuant to
Section 5.14 hereof; and (B) the transfers of the 5OOkV Peach Bottom-Keeney transmission line, the Elkton Service Center and certain other properties of the Company as described in Section 5.16 hereof;

     (ii) any and all Taxes with respect to any taxable period of the Company ending on or before the Closing Date, other than those Taxes listed in clause
(i) above;

     (iii) any and all Taxes resulting from the Company having been (or ceasing to be) included in any affiliated, consolidated, combined, or unitary Tax Return that PECO Energy included the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date (including without limitation
(A) any liability for Taxes resulting from a "deferred intercompany transaction," within the meaning of Treasury Regulation Section 1.1502-13(a)(2) (or any analogous or similar provision under state, local or foreign law), that occurred on or prior to the Closing Date) and (B) any liability of the Company pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law;

     (iv) any breach by PECO Energy of any representation, warranty, agreement or covenant contained in Sections 3.20, 5.1(n), 5.13, 5.14, 5.15 and 5.16 hereof or this Section 8.3; and

     (v) any and all Taxes allocated to PECO Energy pursuant to Section 8.3(c) hereof.

     Notwithstanding the foregoing, PECO Energy shall indemnify the Buyer for the Taxes described in clauses (ii) through (v) only to the extent that the sum of such Taxes described in clauses (ii) through (v) exceeds the amount reserved therefor on the Closing Balance Sheet of the Company.

     (b) The Buyer shall indemnify PECO Energy and its affiliates and hold them harmless from and against any and all liability for Taxes of the Company for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case the Buyer's indemnity cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period (as hereinafter defined).

     (c) Taxes attributable to the taxable period of the Company beginning before the Closing Date and ending after the Closing Date (the "Overlap Period") shall be apportioned between the portion of such Overlap Period ending on the Closing Date (the "Pre-Closing Tax Period") and the portion of such period ending after the Closing Date on the basis of an interim closing of the books. With respect to any Tax Return required to be filed by the Buyer for the Overlap Period, the Buyer shall provide PECO Energy with a statement calculating in reasonable detail the amount of Tax that is allocable to PECO Energy pursuant to this Section 8.3(c) (a "Statement") and copies of all relevant Tax Returns at least twenty business days prior to the due date for filing of such Tax Return (including extensions). Not later than five business days before the due date for payment of Taxes with respect to such Tax Return, PECO

Energy shall pay to the Buyer an amount equal to the Taxes shown on the Statement that are allocable to PECO Energy pursuant to this Section 8.3(c); provided, however, that if PECO Energy and the Buyer are unable to agree on the
- --------  -------
amount of PECO Energy's indemnification obligation hereunder, such dispute will be settled by the Settlement Auditor whose fees and expenses shall be paid by the Buyer and PECO Energy in proportion to each party's respective liability for Taxes as determined by the Settlement Auditor, and PECO Energy shall pay the amount determined by the Settlement Auditor within five days of such determination. Any payment by PECO Energy as determined by the Settlement Auditor shall bear interest from the date such Taxes were due to be paid at a rate calculated based on a per annum rate computed on the basis of a 365 day year and equal to the average of the high and low bid rates for federal funds on such due date as such bid rates were published in The Wall Street Journal
                                                  -----------------------
(Eastern Edition). No payment pursuant to this Section 8.3(c) shall excuse PECO Energy from its indemnification obligations pursuant to Section 8.3(a) hereof should the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are the responsibility of PECO Energy, exceed the amount of PECO Energy's payment under this Section 8.3(c).

     (d) If a claim, audit, adjustment, examination or other claim or adjustment shall be made by any taxing authority concerning Taxes covered in Section 8.3(a) hereof, the party seeking indemnification the ("Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemnifying Party") in writing of such claim (the "Tax Claim"). If a notice of a Tax Claim (the "Tax Notice") is not given to the Tax Indemnifying Party within a reasonably sufficient time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party or any of its affiliates to the extent (but only to such extent) that the Tax Indemnifying Party's position is actually prejudiced as a result thereof.

     With respect to any Tax Claim which might result in an indemnity payment to the Buyer pursuant to Section 8.3(a), PECO Energy shall, to the extent permitted by law, control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim in any permissible manner. In no case shall the Buyer settle or compromise any Tax Claim referred to in the proceeding sentence without PECO Energy's prior written consent; provided,
                                                                 --------
however, that the Buyer shall be entitled to settle or compromise such Tax Claim
- -------
in the event it waives its rights to any indemnity payment with respect thereto and; provided, further, that such settlement or compromise will not, in PECO
     --------  -------
Energy's sole discretion, increase PECO Energy's obligation under Section 8.3(a). The Buyer shall cooperate with PECO Energy in contesting such Tax Claim, which cooperation shall include, without limitation, the reasonable retention and (upon PECO Energy's request) the provision to PECO Energy of records and information which are reasonably relevant to such Tax Claim, and making employees available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim, all at PECO Energy's expense.

     (e) PECO Energy shall include, or cause to be included, the Company in (i) the United States consolidated federal income Tax Return of PECO Energy for the taxable periods of the Company ending on December 31 of the calendar year immediately preceding the calendar year in which the Closing Date occurs and the taxable period of the Company ending on the Closing Date, and (ii) all other consolidated and all affiliated, combined, or unitary Tax Returns of PECO Energy or its affiliates for the taxable period of the Company ending on December 31 of the calendar year immediately preceding the calendar year in which the Closing Date occurs and the taxable period ending on the Closing Date to the extent permitted or required by applicable law. Such Tax Returns referred to in clauses (i) and (ii) above are referred to as "PECO Energy Consolidated or Combined Returns." PECO Energy shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all PECO Energy Consolidated or Combined Returns which include the Company or its assets or operations for all taxable periods of the Company ending on or prior to the Closing Date (which

Tax Returns shall include the Company and the reportable items from the assets or operations of the Company through and including the Closing Date). PECO Energy also shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns of or which include the Company or its assets or operations with respect to any taxable period ending on or prior to the Closing Date. PECO Energy shall pay all Taxes shown to be due on such Tax Returns. The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company which PECO Energy is not required to file pursuant to this Section 8.3(e). PECO Energy and the Buyer shall cooperate fully with each other, and make available to each other in a timely fashion, such Tax data and other information as may be reasonably required by PECO Energy or the Buyer, in connection with the preparation or filing of any Tax Returns described in Section 8.3. Any Tax Returns required to be filed by PECO Energy pursuant to this Section 8.3(e) shall be reviewed by an accounting firm of national standing prior to their submission to the Buyer.

     (f) PECO Energy and the Buyer will provide to each other, and the Buyer will cause the Company to provide to PECO Energy, full access, at any reasonable time and from time to time after the Closing Date, at the business location at which the books and records of the Company are maintained, to such Tax data relating solely to the Company as PECO Energy or the Buyer, as the case may be, may from time to time reasonably request and will furnish, and request the independent accountants and legal counsel of PECO Energy, the Buyer or the Company to furnish to PECO Energy or the Buyer, as the case may be, such additional Tax and other information and documents relating solely to the Company in the possession of such persons as PECO Energy or the Buyer may from time to time reasonably request. In particular, PECO Energy will provide to the Buyer, to the extent requested by the Buyer, true and complete copies of all separate Tax Returns (and related workpapers) of the Company and such portions of the affiliated, consolidated, combined or unitary Tax Returns of affiliated groups of which the Company was a member (and related workpapers), in each case to the extent such returns or such portions related exclusively to the Company.

     (g) PECO Energy shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless the Buyer or the Company from and against any liability of the Company arising under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company is a party or is obligated thereunder on or prior to the Closing Date.

     (h) Any refunds, carrybacks or credits of Taxes of the Company for any taxable period ending on or before the Closing Date shall be for the account of PECO Energy and shall be paid by the Buyer to PECO Energy within ten days after the Buyer receives such refund. Any refunds or credits of Taxes of the Company for any taxable period beginning after the Closing Date shall be for the account of the Buyer and shall be paid by PECO Energy to the Buyer within ten days after PECO Energy receives such refund. Any refunds or credits of Taxes of the Company for any Overlap Period shall be allocated between PECO Energy and the Buyer on the basis of an interim closing of the books.

     8.4. Tax Exclusivity.  This Article VIII shall be the exclusive remedy for
          ---------------
all Tax matters.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     9.1. Amendment and Modification.  Subject to applicable law, this Agreement
          --------------------------
may be amended, modified or supplemented only by written agreement of PECO Energy and the Buyer.

     9.2. Waiver of Compliance; Consents.  Except as otherwise provided in this
          ------------------------------
Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     9.3. Survival of Representations and warranties.  Subject to the provisions
          ------------------------------------------
of Section 7.2, the representations and warranties contained in this Agreement and the Schedules will survive the Closing and will remain in full force and effect thereafter (a) until the expiration of the applicable statute of limitation in the case of the representations and warranties of PECO Energy set forth in Section 3.20, (b) until the third anniversary of the Closing Date in the case of the representations and warranties set forth in Section 3.13 and (c) until the first anniversary of the Closing Date in the case of all other representations and warranties set forth in Articles III and IV hereof. Subject to the provisions of Section 7.2, the covenants and agreements contained in this Agreement shall expire on the Closing Date (other than the covenants and agreements contained in Sections 5.2(b), 5.3, 5.4, 5.7, 5.8, 5.10, 5.12, 5.13, 5.14, 5.15, 5.16(b), 5.18 and Article VIII,
which shall survive the Closing Date in accordance with their respective terms).

     9.4.  Indemnification and Adjustment Payments.  Unless otherwise required
           ---------------------------------------
by law, PECO Energy and the Buyer agree that any payment made by PECO Energy to the Buyer or by the Buyer to PECO Energy under Section 1.4 or ARTICLE VIII hereof will be treated by the parties on their Tax Returns as an adjustment to the consideration paid by the Buyer for the Company and shall take no position to the contrary in any audit, examination or administrative proceeding.

     9.5.  Notices.  All notices and other communications hereunder shall be in
           -------
writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided
                                                                     --------
that notices of a change of address shall be effective only upon receipt thereof):

     (a)  If to PECO Energy, to:

     PECO Energy Company
     2301 Market, Box 8699
     Philadelphia, Pennsylvania

     Attention: Gregory A. Cucchi
       Vice President-Planning and Performance

     with copies to:

     Skadden, Arps, Slate, Meagher & Flom
     919 Third Avenue
     New York, New York  10022

     Attention:  Sheldon S. Adler, Esq.

     (b)  if to the Buyer, to:

     Delmarva Power & Light Company
     800 King Street
     Wilmington, Delaware  19899

     Attention:  Thomas S. Shaw

     with copies to:

     LeBoeuf, Lamb, Greene & MacRae
     125 West 55th Street
     New York, New York  10019

     Attention:  Douglas W. Hawes, Esq.

     9.6. Assignment.  This Agreement and all of the provisions hereof shall be
          ----------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or interests hereunder shall be assigned or obligations delegated by any party hereto, including by operation of law without the prior written consent of the other party.

     9.7. Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of New York (without regard to any New York law or rule requiring the application of the laws of any other jurisdiction) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     9.8.  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.9. Interpretation.  The article and section headings contained in this
          --------------
Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this

Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof. As used in this Agreement, the term "Permitted Exceptions" shall mean and include
(i) those exceptions to title to the properties and assets of the Company listed in Schedule 3.10; (ii) all exceptions, restrictions, easements, rights of way and encumbrances set forth in title reports or title insurance binders which have been made available to the Buyer prior to the date of this Agreement; (iii) mortgages, liens, pledges, charges, encumbrances and restrictions which secure debt that is reflected as a liability on the Company Balance Sheet or which are otherwise reflected in the Company Balance Sheet or disclosed in the notes thereto; (iv) mortgages, liens, pledges, charges, encumbrances and restrictions incurred in connection with the Company's purchase of properties and assets in the ordinary course of business after the date of the Company Balance Sheet securing all or a portion of the purchase price therefor; (v) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (vi) mechanics', carriers', workers', repairers', and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company; (vii) zoning, entitlement and other land use and environmental regulations by governmental authorities that are not material to the business and operations of the Company and (viii) such other liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any property subject thereto or affected thereby that is material to the business, operations or financial condition of the Company or which relate to properties that are not material to the Company and do not, in the aggregate have a Material Adverse Effect. As used in this Agreement, the term "subsidiary" when used in reference to any other person shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person. As used in this Agreement, the terms "affiliate" and "parent" shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. Any statement in this Agreement made to PECO Energy's knowledge shall be deemed to include the knowledge of the Company.

     9.10.  Entire Agreement.  This Agreement, including the documents,
            ----------------
schedules, certificates and instruments referred to herein, and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions other than the Confidentiality Agreement.

     9.11.  No Third Party Beneficiary Rights.  This Agreement is not intended
            ---------------------------------
to and shall not be construed to give any person or entity other than the parties signatory hereto (or any duly authorized successor thereto) any interest or rights with respect to or in connection with any agreement or provision contained herein or contemplated hereby

     IN WITNESS WHEREOF, PECO Energy and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                                       PECO ENERGY COMPANY


                                       By  /s/ Gregory A. Cucchi
                                           ---------------------
                                         Title  Vice President
                                                ----------------


                                       DELMARVA POWER & LIGHT COMPANY


                                       By  /s/ T. S. Shaw
                                           --------------
                                         Title  Sr. Vice President
                                                ------------------

                                                                         Annex 1
                                                                         -------
                      Calculation of Adjustment Amount/1/


       Net Working Capital (as defined below)
- -      $2,500,000 (required working capital)
+ or - Deferred Fuel Adjustment
+      The greater of (i) 0 and (ii) Cumulative Capital
       Expenditures actually made from the date of the
       Stock Purchase Agreement until the Closing Date
       minus Cumulative Net Earnings from the date of the
       -----
       Stock Purchase Agreement until the Closing Date

=      Adjustment Amount

Net Working Capital

+      Cash and Temporary Cash Investments
+      Accounts Receivable (Trade)/2/
- -      Allowance
+      Materials and Supplies
+      Prepayments
+      Accrued Unbilled Revenue/3/
- -      Accounts Payable
- -      Customer Deposits
- -      Accrued State and Local Taxes/4/
- -      Tax Collections Payable/5/
- -      Accrued Vacation and Sicktime
- -      Customer Advances
=      Net Working Capital
- --------------------
/1/ Determined in accordance with the information set forth in the Closing Balance Sheet (as defined in Section 1.3 of the Stock Purchase).

/2/ Accounts Receivable (Trade) shall include only those accounts receivable actually collected within the 90 day period following the Closing Date.

/3/ Calculation method to be based upon the output method in a manner applied consistently with PECO Energy's past practice.

/4/ Excluding Taxes resulting from (i) the joint election pursuant to Section 338(h)(10) of the Code provided for in Section 5.14 of the Stock Purchase Agreement and (ii) the transfers of the 500kV Peach Bottom-Keeney transmission line, the Elkton Service Center and certain other properties of the Company pursuant to Section 5.16 of the Stock Purchase Agreement, which shall be the sole obligation of PECO Energy as provided in the Stock Purchase Agreement.

/5/ Excluding Taxes resulting from (i) the joint election pursuant to Section 338(h)(10) of the Code provided for in Section 5.14 of the Stock Purchase Agreement and (ii) the transfers of the 500kV Peach Bottom-Keeney transmission line, the Elkton Service Center and certain other properties of the Company pursuant to Section 5.16 of the Stock Purchase Agreement, which shall be the sole obligation of PECO Energy as provided in the Stock Purchase Agreement.

                                                                         Annex 2
                                                                         -------

                  Terms and Conditions of Service Center Lease


     PECO Energy and Buyer shall on the Closing Date enter into the Service Center Lease (as hereinafter defined) for the Elkton Service Center, between PECO Energy, as landlord, and Buyer, as tenant. PECO Energy shall deliver a proposed form of lease for the Elkton Service Center (the "Service Center
                                                            --------------
Lease") to Buyer on or prior to June 30, 1994, which lease shall be between PECO Energy, as landlord, and Buyer, as tenant, and shall contain provisions consistent with the following terms (the "Required Terms"):
                                           --------------

     (a) the Service Center Lease shall be a net lease, with Buyer obligated to
         (i) maintain, repair and operate the Elkton Service Center at Buyer's sole cost and expense throughout the term of the Service Center Lease and deliver the same at the end of the term in the same condition that existed upon lease commencement, except for ordinary wear and tear, and
         (ii) pay all real estate taxes and assessments attributable to the premises.

     (b) the Service Center Lease will commence on the Closing Date and will be for a term of the earlier of three years from the Closing Date or the end 30 days after the New Service/HQ Building is substantially completed (the "Initial Term").

     (c) the rent payable under the Service Center Lease shall be $1 per year for each year of the Initial Term. For any extension of the Initial Term, the rent shall be a commercially reasonable amount, to be agreed upon by the parties hereto.

     (d) the Elkton Service Center will be delivered by PECO Energy, and accepted by Buyer, in its "as is" condition.

     (e) neither PECO Energy nor any of its subsidiaries shall be required to provide any services or utilities to the premises, all of which will be provided and obtained, as the case may be, by Buyer, at Buyer's sole cost and expense.

     (f) Buyer shall be required to maintain such insurance as is reasonably required by PECO Energy.

     (g) Buyer shall operate the Elkton Service Center in full compliance with Environmental Law, and Buyer's operation of the Elkton Service Center shall not cause PECO Energy to be out of compliance with Environmental Law.

     (h) Buyer shall, as necessary, clean up and take all other action necessary to assure that PECO Energy does not at any time suffer or have asserted against it, either directly or indirectly, any claim, loss or liability relating to the presence, release or threatened release of Hazardous Materials in or on the Elkton Service Center relating to the operations, actions or omission to act of Buyer.

     (i) Buyer shall not, without the permission of PECO Energy, which shall not be unreasonably withheld, use or allow Hazardous Materials at the Elkton Service Center in materially greater amounts, or of different kinds (other than de minimis use), as compared to prior to the Closing Date.

     (j) Buyer shall promptly report to PECO Energy any disposal or release of Hazardous Materials during Buyer's leasehold in, on or from the Elkton Service Center other than de minimis releases relating to ordinary operations which are promptly cleaned up and releases made in compliance with Environmental Law.

     (k) Buyer shall permit PECO Energy and any environmental consultants of PECO Energy at all reasonable times to inspect the Elkton Service Center and Buyer's operations thereat.

     (l) Buyer shall not, except to the extent required by law, disclose to a third party any facts or information relating to environmental conditions at the Elkton Service Center which are the responsibility of PECO Energy, or otherwise instigate any claim, demand or requirement by any third party with respect to such environmental conditions.

     (m) Buyer shall not have the right to perform alterations within the premises, assign the lease, or sublet all or any portion of the premises, without PECO Energy's prior written consent, which consent may be withheld in PECO Energy's sole discretion.

     (n) the lease shall contain a general indemnity, pursuant to which Buyer shall indemnify and hold PECO Energy, its subsidiaries and affiliates (the "PECO Group") harmless from and against any and all liability, cost, expense and damage suffered by the PECO Group which relates to, results from or arises out of any breach by the Buyer of any term or condition of the lease.

The Service Center Lease shall also contain such other customary commercial lease provisions for similar leases reasonably required by PECO Energy and the Buyer, provided that the same shall not be inconsistent with the Required Terms.

                   Schedule 3.1  Organization; Qualification.
                   -----------------------------------------

     Commonwealth of Pennsylvania

              Schedule 3.5  Consents and Approvals; No Violation.
              ---------------------------------------------------

     None

                      Schedule 3.8 Undisclosed Liabilities
                      ------------------------------------
     None

              Schedule 3.9  Absence of Certain Changes or Events.
              --------------------------------------------------

     (d) Proposed Health Plan Amendment requiring retiree contribution for medical coverage.

                    Schedule 3.10 Title and Related Matters
                    ---------------------------------------


                             FEE PROPERTY OWNED BY

                            CONOWINGO POWER COMPANY

File  No.         Acreage                 Use

1897               0.057      Northeast Substation
1939               0.280      Chesapeake City Substation
3145               0.172      Kilby Substation
3637               0.689      Liberty Grove Substation
3668               0.737      Oldfield 33-4 KV Substation
3701               0.389      Perryville Storage Bldg.
3705               0.075      Rising Sun substation
3711               2.4        Elkton Service Bldg.
3712               0.247      Elkton Service Bldg.
3713              41.880      Cecil Substation
3714               9.930      Cecil Substation
3715               8.354      Cecil Substation
3716               0.743      Glen Substation
3720               0.689      Cathers Substation
3721               0.680      Andora Substation
3725               0.779      Normina 33-4 KV Substation
3727               0.670      Irishtown 33-4 KV Substation
3736               0.745      Mechanics 33-4 KV Substation
3749               0.642      Harris Substation
3751               0.689      Charles Substation
3752               0.792      Appleton Substation
3753               0.780      Macton Substation
3754               0.978      Gilpins Substation
3755               0.688      Prince Substation
3756               1.0        Bohemia 33-4 KV Substation
3757               0.681      Middle 33-4 Substation
3758               0.775      Perch Substation
3759               0.680      Elkneck 33-4 KV Substation
3771               0.531      Harford 33-4 KV Substation
3773               0.459      Gallion Substation
3784               4.419      Elkton Pole Storage
3793               0.559      Leslie 33-4 Substation
3794               0.643      Calvert 33-4 KV Substation
3796               0.158      Elkton Service Building
3807               0.671      Greenbank 33-4 KV Substation
3811               0.497      Cayots 33-4 KV Substation
3812               0.476      Cayots 33-4 KV Substation


                   Schedule 3.10  Title and Related matters.
                   ----------------------------------------

                             FEE PROPERTY OWNED  BY

                            CONOWINGO POWER COMPANY
                                  (Continued)

File No.          Acreage                 Use

3813               0.612      Triumph Substation
4073               0.325      Theodore 33-4 KV Substation
4078              13.15       New Service Building Site
6138              16.079      Colora 220-33 KV Substation
6101               3.8        Peach Bottom/Keeney Corridor
6118              26.306      Peach Bottom/Keeney Corridor
6119              21.589      Peach Bottom/Keeney Corridor
6120              15.44       Peach Bottom/Keeney Corridor
6121               6.304      Peach Bottom/Keeney Corridor
6123               7.355      Peach Bottom/Keeney Corridor
6124              25.984      Peach Bottom/Keeney Corridor
6125               4.356      Peach Bottom/Keeney Corridor
6126              19.452      Peach Bottom/Keeney Corridor
6127               1.930      Peach Bottom/Keeney Corridor
6128               4.069      Peach Bottom/Keeney Corridor
6129              26.345      Peach Bottom/Keeney Corridor
6130              11.827      Peach Bottom/Keeney Corridor
6131              26.929      Peach Bottom/Keeney Corridor
6132               9.107      Peach Bottom/Keeney Corridor
6133              42.555      Peach Bottom/Keeney Corridor
6134              11.327      Peach Bottom/Keeney Corridor
6135              14.342      Peach Bottom/Keeney Corridor
6136               3.654      Peach Bottom/Keeney Corridor
6137               8.858      Peach Bottom/Keeney Corridor
6138              16.079      Colora Substation
6138              67.826      Peach Bottom/Keeney Corridor
6139              20.707      Peach Bottom/Keeney Corridor
6140              17.879      Peach Bottom/Keeney Corridor
6141               5.841      Peach Bottom/Keeney Corridor
6142              62.64       Peach Bottom/Keeney Corridor
6143              15.639      Peach Bottom/Keeney Corridor
6145              10.424      Peach Bottom/Keeney Corridor
6146              34.75       Peach Bottom/Keeney Corridor
6147               9.074      Peach Bottom/Keeney Corridor
6148              14.952      Peach Bottom/Keeney Corridor
6149              15.786      Peach Bottom/Keeney Corridor
6150              16.921      Peach Bottom/Keeney Corridor


                   Schedule 3.10  Title and Related Matters.
                   ----------------------------------------

                             FEE PROPERTY OWNED BY

                            CONOWINGO POWER COMPANY
                                  (Continued)

File No.         Acreage                 Use

6151             24.218      Peach Bottom/Keeney Corridor
6152              6.576      Peach Bottom/Keeney Corridor
6153             27.395      Peach Bottom/Keeney Corridor
6154             23.34       Peach Bottom/Keeney Corridor
6155              2.994      Peach Bottom/Keeney Corridor
6156             23.375      Peach Bottom/Keeney Corridor
6157             10.663      Peach Bottom/Keeney Corridor
6158             11.157      Peach Bottom/Keeney Corridor
6159              7.428      Peach Bottom/Keeney Corridor
6160             18.515      Peach Bottom/Keeney Corridor
6161              1.916      Peach Bottom/Keeney Corridor
6162              1.248      Peach Bottom/Keeney Corridor
6163             29.843      Peach Bottom/Keeney Corridor
6164             12.998      Peach Bottom/Keeney Corridor
6166              2.711      Peach Bottom/Keeney Corridor
6167              3.757      Peach Bottom/Keeney Corridor
6168             54.509      Peach Bottom/Keeney Corridor
6169              6.111      Peach Bottom/Keeney Corridor
6172             63.974      Peach Bottom/Keeney Corridor
6173             11.078      Peach Bottom/Keeney Corridor
6174              6.311      Peach Bottom/Keeney Corridor
6175              5.605      Peach Bottom/Keeney Corridor
6176             10.208      Peach Bottom/Keeney Corridor
6177             36.0        Peach Bottom/Keeney Corridor
6178              9.469      Peach Bottom/Keeney Corridor
6179             10.086      Peach Bottom/Keeney Corridor
6180              0.461      Peach Bottom/Keeney Corridor
6181             44.715      Peach Bottom/Keeney Corridor
6182              0.550      Peach Bottom/Keeney Corridor
6184             15.456      Peach Bottom/Keeney Corridor
6185             44.705      Peach Bottom/Keeney Corridor
6187             21.515      Peach Bottom/Keeney Corridor
6188             21.232      Peach Bottom/Keeney Corridor
6189             18.655      Peach Bottom/Keeney Corridor
6191              4.916      Peach Bottom/Keeney Corridor
6192              5.294      Peach Bottom/Keeney Corridor
6193              3.621      Peach Bottom/Keeney Corridor


                                 Schedule 3.10
                                 -------------

                             FEE PROPERTY OWNED BY

                            CONOWINGO POWER COMPANY
                                  (Continued)

File No.          Acreage                 Use

6195              11.426    Peach Bottom/Keeney Corridor
6196              13.124    Peach Bottom/Keeney Corridor
6197               1.052    Peach Bottom/Keeney Corridor
6198               9.813    Peach Bottom/Keeney Corridor
6199               3.522    Peach Bottom/Keeney Corridor
6200              12.925    Peach Bottom/Keeney Corridor
6204               9.164    Peach Bottom/Keeney Corridor
6206               0.115    Peach Bottom/Keeney Corridor
6209               0.372    Peach Bottom/Keeney Corridor
6211              10.360    Peach Bottom/Keeney Corridor
9995               0.169    Elkton Service Building


                             Schedule 3.11  Leases.
                             ----------------------

None

                            Schedule 3.12 Insurance.
                            ------------------------


None

                     Schedule 3.13  Environmental Matters.
                     ------------------------------------



(iii) U.S. Environmental Protection Agency letter dated August 23, 1988; U.S. Environmental Protection Agency letter dated September 3, 1985; U.S. Environmental Protection Agency letter dated April 17, 1987; U.S. Environmental Protection Agency letter dated July, 1991.

(iv)      Underground Storage Tanks
          -------------------------

          1000 gallon underground waste oil storage tank
          10,000 gallon underground gasoline tank
          400 gallon underground diesel fuel tank
          2000 gallon underground heating oil tank

All of the above items are located at Elkton Service Center.

                         Schedule 3.14  Labor Matters.
                         ----------------------------

1. OFCPP Consolidation Agreement as fully described in the PECO Energy June 30, 1992 Quarterly Report to the SEC on Form IO-Q (page 26).

2. Two Company employees are part of the class of plaintiffs in the Fisher/Kurz class action lawsuits, described in PECO Energy's Annual Report to the SEC on Form 10-K (Page 27)

3. Election Bar Period for PECO Energy Company, with respect to a representation petition filing, expires on June 22, 1994, after which a union may file a representation petition. Currently there is no unfair labor practice charge against the Company pending before the National Labor Relations Board; however, it is common in a representation petition filing to file unfair labor practice charges.

                      Schedule 3.15 ERISA; Benefit Plans.
                      ----------------------------------

1.    PECO Energy Severance Benefit Plan
2.    1994 Voluntary Separation Incentive Program
3.    1994 Voluntary Retirement Incentive Plan
4.    PECO Energy Medical Benefits Plan
5.    PECO Energy Dental Benefits Plan
6.    PECO Energy Group Life Insurance
7.    PECO Energy Employee Savings Plan
8.    PECO Energy Service Annuity Plan
9.    PECO Energy Dependent Life Insurance Plan
10.   PECO Energy Accidental Death and Dismemberment Plan
11.   PECO Energy Short-Term Disability Plan
12.   PECO Energy Long-Term Disability Plan
13.   PECO Energy Beneficial Association Special Benefit Plan
14. PECO Energy Beneficial Association (Employee Association and Athletic Association)
15.   PECO Energy Health Care Flexible Spending Account
16.   PECO Energy Dependent Care Assistance Flexible Spending Account
17.   PECO Energy SILO Merchandise Plan
18.   PECO Energy Employee Assistance Plan
19.   PECO Energy Occupational Hazard Plan
20.   PECO Energy Travel Accident Plan
21.   PECO Energy Disability Payroll Plan
22.   PECO Energy Tuition Refund Plan
23.   PECO Energy Deferred Compensation and Supplemental Retirement Benefit Plan
24. PECO Energy Management Group Deferred Compensation and Retirement Benefit Plan
25.   PECO Energy 1989 Long-Term Incentive Plan
26.   PECO Energy Incentive Compensation Plan
27.   PECO Energy Management Incentive Compensation Plan
28.   PECO Energy Quarter Century Club (one free dinner)

               Schedule 3.16  Certain Contracts and Arrangements.
               -------------------------------------------------


Master Leasing Agreement, dated as of June 1, 1986, between BLC Corporation and Conowingo Power Company.

                     Schedule 3.17 Legal Proceedings; etc.
                     -------------------------------------

None

                            Schedule 3.18  Permits.
                            -----------------------

None

                   Schedule 3.19  Recalculation as a Utility.
                   ------------------------------------------

3.19(a)
- -------

State of Maryland


3.19(b)
- -------

Commonwealth of Pennsylvania

                              Schedule 3.20  Taxes
                              --------------------


3.20(a)
- -------

Agreement by PECO Energy extending the statutory period of limitation to 1995 for federal income taxes for the years 1987-90.

3.20(b)
- -------

IRS Power of Attorney (IRS Form 4828) granted by PECO Energy Company to Louis W. Ricker, Esq. and Steven G. Lioce, Esq. with respect to federal income tax matters (Form 1120) for the years 1987-90.

               Schedule 4.3  Consents and Approvals; No Violation
               --------------------------------------------------

None

                     Schedule 5.1  Conduct of the Company.
                     -------------------------------------


5.1(c)
- ------

Proposed Retiree Health Plan amendment requiring retiree contribution for medical coverage.


5.1(s)  Regulatory Filings
- --------------------------

MPSC
- ----
o    ECR (rate filing and semi-annual status reports)
o    DSM Rider (rate filing and semi-annual interim DSM updates)
o    Environmental surcharge
o    COPCO 10-year plan
o    Section 69(b) filing (due January 1995)
o    Monthly earnings reports
o    MPSC Assessment filing
o    NARUC Rate Report
o    E2R2 Report

FERC
- ----
o    monthly Fuel Adjustment

                                Schedule 5.16(a)
                                ----------------

Company will retain ownership of all facilities associated with the transmission and distribution lines addressed by the following perpetual easements and rights of way to be retained by Company.

1. A perpetual easement to a strip of ground approximately 170 feet wide located on the south side of the Peach Bottom-Keeney transmission corridor from the Colora Substation to the point where the Cecil/Colora Transmission Line crosses Interstate Highway 95. The easement will provide Company the rights required to operate, maintain, repair and replace existing transmission and distribution facilities within the easement area and to install, operate, maintain, repair, and replace additional transmission or distribution facilities within the easement area together with the necessary rights for access across PECO Energy property or easements and vegetation trimming rights.

2. A perpetual easement to a strip of ground approximately 125 feet wide located on the south side of the Peach Bottom-Keeney transmission corridor from the Delaware State Line to a point where the existing 138 KV transmission line enters the existing AMTRAK corridor. The easement will provide Company the rights required to operate, maintain, repair and replace existing transmission and distribute facilities within the easement area and to install, operate, maintain, repair, and replace additional transmission or distribution facilities within the easement area together with the necessary rights for access across PECO Energy property or easements and vegetation trimming rights.

3. A perpetual easement to a strip of ground approximately 170 feet wide located on the north side of the Peach Bottom-Keeney transmission corridor from the Colora Substation to the point where the line connects with the transmission line owned by Susquehanna Power Company. The easement will provide Company the rights required to operate, maintain, repair and replace existing transmission and distribution facilities within the easement area and to install, operate, maintain, repair, and replace additional transmission or distribution facilities within the easement area together with the necessary rights for access across PECO Energy property or easements and vegetation trimming rights.

4. A perpetual easement to a strip of ground approximately 170 feet wide located in the center of the Peach Bottom-Keeney transmission corridor from the Colora Substation to the point where the line connects with the transmission line owned by Susquehanna Power Company. The easement will provide Company the rights required to operate, maintain, repair and replace existing transmission and distribution facilities within the easement area and to install, operate, maintain, repair, and replace additional transmission or distribution facilities within the easement area together with the necessary rights for access across PECO Energy property or easements and vegetation trimming rights. This easement will be subject to a requirement that the Company or Buyer, at PECO Energy's request and expense, will relocate the existing transmission line or any additional facilities added after Closing to a new easement provided for by PECO Energy and further subject to the requirement that PECO Energy shall coordinate any required relocation with Buyer to minimize disruption of service by Buyer.

5. In addition to the above described perpetual easements, Company will retain the necessary rights of way to operate, maintain, renew, repair, and replace the distribution facilities crossing or longitudinally located on the Peach Bottom-Keeney transmission corridor. These rights of way will be subject to a requirement that the Company or Buyer, at PECO Energy's request and expense, will relocate the distribution facilities to a new easement provided for by PECO Energy and further subject to the requirement that PECO Energy shall coordinate any required relocation with Buyer to minimize disruption of service by Buyer.